Exhibit 10.1

Nemo (BC) Cayman, LP BlueTang OpCo Pty Ltd Bright Horizons Family Solutions LLC
Share Sale Agreement Project Dory

Deutsche Bank Place Corner Hunter and Phillip Streets Sydney NSW 2000 Australia T +61 2 9230 4000 F +61 2 9230 5333 www.allens.com.au © Allens Australia 2022

Allens is an independent partnership operating in alliance with Linklaters LLP.

Share Sale Agreement

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This Agreement is made on 3 May 2022
Parties
1	Nemo (BC) Cayman, LP of PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands (the Vendor).
2	BlueTang OpCo Pty Ltd (ACN 659 128 444) of Level 10, 68 Pitt Street Sydney NSW 2000 (the Purchaser).
3	Bright Horizons Family Solutions LLC of 2 Wells Ave, Newton, MA 02459, United States of America (the Guarantor).
Recitals
A	The Vendor is the registered holder and beneficial owner of the Shares.
B	The Vendor has agreed to sell the Shares to the Purchaser, and the Purchaser has agreed to buy the Shares from the Vendor, on the terms and conditions of this Agreement (Transaction).
C	The Guarantor has agreed to guarantee certain obligations of the Purchaser in accordance with the terms of this Agreement.
It is agreed as follows.
1    Definitions and Interpretation
1.1    Definitions
The following definitions apply unless the context requires otherwise.
Accelerated Depreciation Measures Opt Out Choice means a choice made in accordance with section 40-137 of the Income Tax (Transitional Provisions) Act 1997 (Cth) such that the decline in value of a particular depreciating asset is not to be worked out in under Subdivision 40-BA of the Income Tax (Transitional Provisions) Act 1997 (Cth).
Accounting Principles means the principles, policies and procedures to be applied in preparing the Completion Statement, as set out in Schedule 3.
Accounting Standards means:
(a)    the requirements of the Corporations Act in relation to the preparation and content of financial reports; and
(b)    the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board.
Accounts means the audited consolidated accounts for the Group for the financial year ended on the Accounts Date.
Accounts Date means 30 June 2021.
ACM IP Licence the agreement between Only About Children Pty Ltd and Advance Childcare Management Pty Ltd dated 28 February 2020.

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Adjustment Amount means the amount (if any) equal to:
(a)    the Completion Working Capital Amount; less
(b)    the Estimated Working Capital Amount; less
(c)    the Completion Net Debt Amount; plus
(d)    the Estimated Net Debt Amount.
which amount, if less than $0, will be expressed as a negative number.
Adjustment Review Date has the meaning given in clause 6.1(b).
Agreed Exchange Rate means the A$:US$ exchange rate agreed between the parties, being A$1 = US$0.71.
Approvals means the authorisations, permits, licences, consents, exemptions and other formal approvals from any Governmental Agency required by applicable law for the operation of the Business as at the date of this Agreement.
Assessment in relation to Tax includes any process by which any Group Member could become liable to pay an amount of Tax, or an amount on account of Tax, to a Taxation Authority including without limiting any such process as may be effected by a Taxation Authority or by self-assessment, by original or amended assessment, by actual or deemed assessment, by written notice, claim or demand, or otherwise.
ASX means ASX Limited ACN 008 624 691 or the financial markets that entity operates, depending on context.
Audit means, in relation to Tax, any audit, investigation, review, information request or other inquiry of any kind undertaken by a Taxation Authority.
Bank Guarantee means the bank guarantees listed in Schedule 7.
Business means the business of providing childcare services as carried on by the Group as at the date of this Agreement.
Business Day means a day that is not a Saturday, Sunday or a public holiday and on which banks are open for business generally in New South Wales, Australia and Massachusetts, United States of America.
Business Intellectual Property means Intellectual Property Rights used in, being developed by or for, or otherwise relating to, the Business, excluding Intellectual Property Rights licensed to Only About Children Pty Ltd under the ACM IP Licence.
Business Records means the books, records and statutory documents required by applicable law to be prepared and maintained by a Group Member.
Campus Lease means those Leases relating to the campuses listed in Schedule 9 as at the date of this Agreement.
Cash means, without double counting any item which may be described in more than one of the paragraphs of this definition:
(a)    the aggregate amount of all cash, cash equivalents and deposits of the Group, including all interest accrued on such amounts, on hand or credited to an account with a bank or other financial institution, net of outstanding bank overdrafts as recorded in the reconciled general ledgers of the Group Companies; plus
(b)    any rental rebates as recorded in the reconciled general ledgers of the Group Companies; plus
(c)    the Cash Like Items.

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Cash Like Items means:
(a)    to the extent that any earn out or other contingent payment has been paid by the Group in connection with the Little Village Transaction prior to the Effective Time, in accordance with the terms of the sale agreements, for the Little Village Transaction (in the form disclosed in the Data Room Documentation), the amount equal to such earn out or other contingent payment; plus
(b)    the full amount of the Insurance Claim in the circumstance where such claim has been fully agreed and settled but has not been paid to the Group prior to the Effective Time.
Claim means any claim, demand, legal proceeding or cause of action, whether present, unascertained, immediate, future or contingent and in any way relating to this Agreement, the sale of the Shares, the Business, or any agreement entered into pursuant to this Agreement, including Warranty Claims and Tax Claims.
Company means Nemo (BC) HoldCo Pty Ltd (ACN 614 209 880).
Completion means completion of the Transaction in accordance with clause 5.
Completion Date means the date on which Completion occurs, being:
(a)    the first Business Day of the month in Sydney (Australia) and Boston (USA) following the month in which the final Condition Precedent is satisfied in accordance with this Agreement (unless the satisfaction of that Condition Precedent occurs within 5 Business Days before the end of a month, in which case the first Business Day of the second month in Sydney (Australia) and Boston (USA) following the month in which that Condition Precedent is satisfied in accordance with this Agreement), provided that Completion will not occur prior to 1 July 2022 (subject to clause 10.5(d)); or
(b)    such other date as the Vendor and the Purchaser may agree in writing.
Completion Net Debt Amount means the amount equal to Debt less Cash of the Group as at the Effective Time calculated in accordance with the Accounting Principles and as set out in the final Completion Statement. For the avoidance of doubt, if Cash is greater than the absolute value of the Debt, then the Completion Net Debt Amount will be a negative amount, and if Cash is less than the absolute value of the Debt, then the Completion Net Debt Amount will be a positive amount.
Completion Payment means an amount equal to:
(a)    the Initial Purchase Price; less
(b)    the External Debt Amount; less
(c)    the Deferred Consideration; less
(d)    the Completion Transaction Costs (excluding GST); less
(e)    80% of the Completion Transaction Bonuses inclusive of associated oncosts such as PAYG withholding superannuation, workers compensation and payroll tax; less
(f)    the Permitted Preference Share Dividend Amount; plus
(g)    the Initial Adjustment Amount.
For the avoidance of doubt, the Deferred Consideration is A$150,000,000 when used in the context of calculating the Completion Payment.
Completion Statement means the statement to be prepared as at the Effective Time in the form set out in Part A of Schedule 4, prepared in accordance with the Accounting Principles and as finally agreed or determined in accordance with clause 6.

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Completion Transaction Costs means the Transaction Costs as at the Effective Time, as set out in the Estimated Completion Statement.
Completion Transaction Bonuses means the Transaction Bonuses, as set out in the Estimated Completion Statement.
Completion Working Capital Amount means the net Working Capital balance of the Group as at the Effective Time, calculated in accordance with the Accounting Principles and as set out in the final Completion Statement.
Condition Precedent has the meaning given in clause 2.1.
Condition Precedent End Date means:
(a)    the date that is 4 months from the date of this Agreement; or
(b)    the date that is 6 months from the date of this Agreement, where the Conditions Precedent have not been satisfied by 5:00pm on the date that is 10 Business Days prior to the date set out in paragraph (a) above and either the Vendor or the Purchaser notifies the other that the Condition Precedent End Date will be extended for a further 2 months, or any later date that the Vendor and the Purchaser agree in writing.
Consequential Loss means:
(a)    any Liability suffered by a party that cannot reasonably be considered to arise naturally from a breach of this Agreement or the events giving rise to the Liability, which may include:
(i)    loss of income, loss of revenue, loss of profit, loss of financial opportunity, loss of business, loss of contract, loss of use, loss of goodwill, loss of production and other economic loss; and
(ii)    financing costs or an increase in operating costs,
but excludes:
(b)    where the loss or damage is direct loss of profits, direct loss of revenue or direct loss of production;
(c)    where the loss or damage arises naturally, and in the usual course of things, from the breach; or
(d)    any diminution in the value of the Shares or assets of the Group.
Control means, with respect to any person, the possession, directly or indirectly, of the power (whether or not binding or enforceable, and including as a matter of practice) to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise, and includes the following:
(a)    direct or indirect ownership of more than 50% of the voting rights of such person; or
(b)    the right to appoint the majority of the members of the board of directors (or similar governing body) of such person or to manage on a discretionary basis the assets of such person.
For the purposes of this definition:
(a)    a general partner is deemed to Control a limited partnership of which it is the general partner;
(b)    a fund, vehicle or account advised or managed directly or indirectly by a person will also be deemed to be Controlled by such person; and

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(c)    a person will be deemed to Control a trust if:
(i)    the person is (or Controls, through the application of another part of this definition) a trustee of the trust;
(ii)    the composition of the board of directors (or similar governing body) of any trustee of the trust is determined by the person (alone or with its Related Entities);
(iii)    any trustee of the trust, or the board of directors (or similar governing body) of any trustee of the trust, is accustomed to act in accordance with the instructions, directions or wishes of the person (alone or with its Related Entities);
(iv)    the person holds or owns (alone or with its Related Entities) and whether directly or indirectly:
(A)    the majority of the issued voting securities of any trustee of the trust;
(B)    the majority of the issued voting securities of the ultimate controlling entity of any trustee of the trust; or
(C)    the majority of the units, securities or other rights granted by the trust entitling holders to distributions from the trust; or
(v)    the person has the power to appoint or determine any of the trustees or beneficiaries of the trust.
Corporations Act means the Corporations Act 2001 (Cth).
COVID-19 means any actual or suspected outbreak or other transmission of the novel coronavirus known as COVID-19 (including any variant) anywhere in Australia whether before, on or after the date of this Agreement.
Data Room means the electronic data room titled 'Project Dory' accessible via https://dataroom.ansarada.com in connection with the Transaction and to which the Purchaser and its Representatives have had access prior to the date of this Agreement.
Data Room Documentation means all documentation, data and information contained in the Data (including the responses to questions and requests for further information submitted via the Data Room) as at that date that is one Business Day prior to the date of this Agreement.
Debt means, without double counting any item which may be described in more than one of the paragraphs of this definition, the aggregate amount of the debt of the Group in respect of:
(a)    any money borrowed from or owing to any financial institution by the Group, including all principal and accrued interest and all fees payable on discharge;
(b)    any bank guarantees, letters of credit or similar forms of credit support given by a Group Member other than those issued in connection with any credit card facilities or Leases, or in the ordinary course of the Business;
(c)    any obligations under any leasing or similar arrangement which, in accordance with AASB 117 is classified as a finance lease and is entered into by any Group Member as borrower or lessee;
(d)    any unpaid Run-Off Insurance Amount;
(e)    any unpaid Income Tax or Duty payable by the Group;
(f)    any amounts required to pay out any interest rate or foreign currency hedging instruments;
(g)    80% of the Market Street Exit Payment, to the extent unpaid at the Effective Time;
(h)    any unpaid fees owing under the Bain Management Agreement at Completion;

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(i)    deferred rent (included in accruals and trade creditors) relating to COVID rent deferrals, but excluding:
(j)    for the avoidance of doubt, the External Debt Amount, the Permitted Preference Share Dividend Amount, the Completion Transaction Bonuses and the Completion Transaction Costs, except to the extent that any Transaction Costs and Transaction Bonuses have not been deducted from the Completion Payment or otherwise fully paid, repaid or discharged (as the case may be) on Completion (in which case such amounts will be considered Debt);
(k)    the amount of any earn out or other contingent payment payable by the Group in connection with the Little Village Transaction (in accordance with the terms of the sale agreements, for the Little Village Transaction in the form disclosed in the Data Room Documentation);
(l)    any amounts treated as an operating lease under AASB 117 or as a liability under AASB 16;
(m)    credit card liabilities arising from the conduct of the Business in the ordinary course up to the Effective Time;
(n)    amounts receivable or payable between Group Members; and
(o)    accounts payable in the ordinary course of the Business.
Deferred Consideration means US$106,500,000 (representing an amount equal to A$150,000,000 converted into US dollars at the Agreed Exchange Rate).
Disclosure Material means the Data Room Documentation.
Dispute Notice has the meaning given in clause 6.2.
Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Governmental Agency and includes any associated interest, penalty, charge or other amount which is imposed.
Effective Time means 12:01am on the Completion Date.
Employee means an employee of the Group.
Estimated Completion Statement means the statement to be prepared in the form set out in Part B of Schedule 4.
Estimated Net Debt Amount means the Vendor's bona fide estimate of the Completion Net Debt Amount, as set out in the Estimated Completion Statement. For the avoidance of doubt, if Cash is greater than the absolute value of the Debt, then the Estimated Net Debt Amount will be a negative amount, and if Cash is less than the absolute value of the Debt, then the Estimated Net Debt Amount will be a positive amount.
Estimated Working Capital Amount means the Vendor's good faith estimate of the Completion Working Capital Amount, as set out in the Estimated Completion Statement.
Expert means a partner of an internationally recognised accounting firm, which is independent of the Vendor, the Company and the Purchaser, with at least 10 years post qualification experience as an accountant and who has the requisite knowledge and expertise in determining completion adjustment disputes, who is engaged in accordance with clause 6.2(d).
External Debt Amount means the aggregate amount required to satisfy in full all amounts outstanding under the External Debt Facility as at the Effective Time, including all principal and accrued and unpaid interest as at the Effective Time and all charges and costs (including break

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costs) payable in connection with the repayment and termination of the External Debt Facility at Completion, as set out in the Estimated Completion Statement.
External Debt Facility means the Nemo (BC) BidCo Pty Ltd Syndicated Facility Agreement dated 5 April 2018 (as amended).
Fairly Disclosed means disclosed in sufficient detail that a sophisticated purchaser of a business similar to the Business, or its Representatives, would be aware of the substance and significance of the fact, matter or circumstance.
Forward Looking Information means any forecast, projection, estimate, budget, statement of intent or statement of opinion on or in relation to the future performance or prospects of the Business, the Group or both.
Governmental Agency means a government or a governmental, semi-governmental, regulatory or judicial entity or authority (including any successor entity or authority to any such entity or authority) and includes a self-regulatory organisation established under statute or a securities exchange.
Group means the Company and each company Controlled by the Company listed in Schedule 6, and Group Member means any of them.
GST means the tax that is the subject of the GST Laws, and includes any additional tax, penalty tax, fine, interest or other charge relating thereto.
GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).
GST Laws means the GST Act and or any equivalent legislation in any jurisdiction as the context requires.
Guarantor Warranties means the representations and warranties set out in Part B of Schedule 2.
Immediately Available Funds means cash or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.
Income Tax means tax imposed on income, profits, or gains, including taxation of capital gains and taxation of notional or deemed gains under a Tax Law.
Income Year means a financial year or other period of 12 months in respect of which Income Tax is payable, or any period in lieu thereof.
Initial Adjustment Amount means:
(a)    the Estimated Working Capital Amount; less
(b)    the Target Working Capital Amount; less
(c)    the Estimated Net Debt Amount,
which amount, if less than $0, will be expressed as a negative number.
Initial Purchase Price means $450,000,000.
Insurance Claim means the claim lodged with AIG Australia Ltd by Nemo (BC) BidCo Pty Ltd and the claim lodged with AIG Australia Ltd by OAC No.1 Pty Ltd, each under the Group’s warranty and indemnity insurance policy in relation to the acquisition of the Little Learning School business.
Intellectual Property Rights means all intellectual and industrial property rights throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights, confidential information, know-how and all other

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intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time.
Interest Rate means the 24 hour delay rate displayed at or about 11am (AEST time) on the ASX benchmark rates page (or any successor page) for Australian bank bills of a three month tenor.
JobKeeper Scheme means the wage subsidy scheme colloquially known as the ‘JobKeeper’ scheme that is made available by the Commonwealth of Australia under the Coronavirus Economic Response Package (Payments and Benefits) Act 2020 (Cth) and Coronavirus Economic Response Package Omnibus (Measures No. 2) Act 2020 (Cth), including any amendment, replacement, renewal or extension of such program by the Commonwealth of Australia to achieve materially the same policy intent.
Key Individuals means:
(a)    John Burns;
(b)    David Mahony;
(c)    Nik Scotcher;
(d)    Kathryn Hutchins;
(e)    Melanie Leijer;
(f)    Sonia Lee; and
(g)    Sam Winter.
Law means any statute, regulation, order, rule or subordinate legislation.
Lease means an oral or written agreement or arrangement under which a Group Member has the right to use or occupy any Leasehold Property.
Leasehold Property means the leasehold properties listed in Schedule 5.
Liabilities means claims, debts, obligations, losses, liabilities, costs, damages and expenses of any kind and however arising, including penalties, fines and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.
Little Village Transaction means the acquisition by the Vendor Group of Little Village Early Learning Buderim Pty Ltd, Little Village Bridgeman Downs Pty Ltd, Project Village Ridley Pty Ltd and the freehold title located at 207 Ridley Road, Bridgeman Downs, Queensland 4035 pursuant to the share sale deeds and contract for sale of land at 01.07.01.001, 01.07.01.002 and 16.02.06 of the Data Room.
Liquidation means receivership or other appointment of a controller, deregistration, compromise, deed of arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors or bankruptcy
Management Accounts means the consolidated unaudited management accounts of the Group for the period from the Accounts Date to 31 March 2022, as set out in 01.02.02.11.001 – 01.02.02.011.007 of the Data Room.
Management Equity Plan means the management equity plan established by the Company, and all related and ancillary agreements and documents, in each case as amended from time to time.
Market Street Exit Payment means $1,501,390.55 (inclusive of GST).
Market Street Lease means the lease for Level 1, 44 Market Street, Sydney NSW 2000 between Perpetual Trustee Company Limited, Dexus Funds Management Limited and OAC Operations Pty Ltd.

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Material Contract means a contract to which a Group Member is a party that:
(a)    requires payments, or is reasonably likely to require payments, in excess of $250,000 per annum; or
(b)    is reasonably likely to generate revenue in excess of $250,000 per annum.
Notice has the meaning given in clause 18.10.
Other Relevant Returns has the meaning given in clause 11.3(a)(iii).
Permitted Dividends means one or more dividends declared and paid by the Company to the Vendor prior to Completion, provided that:
(a)    the payment of any such dividend would not cause a franking deficit in the franking account of the Company on or immediately after Completion; and
(b)    the total amount of any such dividend shall not exceed the total amount of Cash of the Group as at Completion and no Group Company may borrow to pay a Permitted Dividend.
Permitted Preference Share Dividend Amount means the aggregate amount of any Permitted Preference Share Dividends declared but unpaid by the Company as at the Effective Time, as set out in the Estimated Completion Statement.
Permitted Preference Share Dividends means one or more dividends declared by the Company to certain of the Preference Shareholders (being all Preference Shareholders at the record date for the dividends) prior to Completion, provided that the payment of any such dividend would not cause a franking deficit in the franking account of the Company on or immediately after Completion.
Permitted Security Interest means:
(a)    an interest of the kind referred to in section 12(3) of the PPSA where the transaction concerned is not, in substance, secure payment or performance of an obligation;
(b)    a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien;
(c)    any mechanics', workmen's or other like lien arising in the ordinary course of business; or
(d)    any retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business where such unpaid balance is not yet due.
Personal Information means any information or opinion relating to an identified or reasonably identifiable individual.
PPSA means the Personal Property Securities Act 2009 (Cth).
Pre-Completion Returns has the meaning given in clause 11.3(a)(i).
Preference Shares means all Class A preference shares in the Company, being 12,192,462 Class A preference shares in the Company.
Preference Shareholders means all holders of Preference Shares.
Purchase Price means:
(a)    the Completion Payment; plus
(b)    the Deferred Consideration (paid in accordance with clause 6.5); plus
(c)    the Adjustment Amount (if any),
as otherwise adjusted in accordance with this Agreement.

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Purchaser Group means the Purchaser and each of its Related Entities (including the Group Members on and from Completion), and Purchaser Group Member means any of them.
Purchaser Warranties means the representations and warranties set out in Part A of Schedule 2.
Related Entity means, with respect to a person, any person Controlling, Controlled by or under common Control with such first person.
Representative means, in relation to an entity:
(a)    a Related Entity of that entity; or
(b)    a director, officer, employee, partner, manager, investor (including a bona fide potential investor), financier (including a bona fide potential financier), insurer, auditor, custodian or adviser of that entity or of a Related Entity of that entity.
Restrained Party means the Vendor, Related Entities of the Vendor and portfolio companies in Australia that are under Control of Bain Capital LP (but excluding, for the avoidance of doubt, any portfolio companies outside of Australia).
Run-Off Insurance Amount means the amount of the premium and any associated costs, expenses, or Taxes relating to securing the Run-Off Insurance in accordance with clause 10.12.
Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:
(a)    anything which gives a creditor priority to other creditors with respect to any asset; and
(b)    retention of title (other than in the ordinary course of day‑to‑day trading) and a deposit of money by way of security, and, in each case, includes any agreement to create any of them or allow any of them to exist. It does not include:
(a)    an interest of the kind referred to in section 12(3) of the PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation; or
(b)    a Permitted Security Interest.
Shareholders' Agreement means the shareholders' agreement relating to the Company dated 30 October 2017, as amended and restated on 30 June 2021.
Shares means all the shares on issue in the Company, together with the benefit of all rights attached or accruing to those shares on and from Completion.
Straddle Returns has the meaning given in clause 11.3(a)(ii).
TAA means the Taxation Administration Act 1953 (Cth).
Target Working Capital Amount means negative $27,021,534.
Tax means:
(a)    all tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding that is levied or imposed by a Taxation Authority (including, for the avoidance of doubt, GST); and
(b)    any related interest, penalty, charge, fee or other amount imposed on, or in respect of, any of the above.
and a reference to any Tax Law or Tax statute or its provisions includes that statute or those provisions in force at the time that is relevant for the purposes of a Tax Claim or the Tax Warranties (provided that such references exclude any guide, practice note, ruling or advisory that does not have the force of law and is not binding).

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Tax Act means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth), Taxation Administration Act 1953 (Cth) or any equivalent legislation in any jurisdiction as the context requires.
Tax Claim means a Claim in relation to a Tax Warranty or under the indemnity in clause 7.8.
Tax Law means a law with respect to or imposing any Tax including (but not limited to) the Tax Act.
Tax Warranty means the Vendor Warranties under the heading “Tax Warranties” in Schedule 1.
Taxation Authority means any Governmental Agency having the administration of any Tax or Taxes.
Temporary Full Expensing Measures Opt Out Choice means a choice made in accordance with the section 40-190 of the Income Tax (Transitional Provisions) Act 1997 (Cth) such that the decline in value of a particular depreciating asset is not to be worked out in under Subdivision 40-BB of the Income Tax (Transitional Provisions) Act 1997 (Cth).
Title and Capacity Warranties means the Vendor Warranties in Part A and paragraphs 18 to 29 of Schedule 1.
Third Party Consent means each consent, approval, waiver, release or notification required to be obtained from a counterparty to an agreement to which a Group Member is a party, which, if not obtained by Completion, would result in the counterparty to that agreement having a right to terminate the agreement or which would result in the Group Member being in default of the agreement.
Third Party Beneficiary has the meaning given in clause 18.2.
Transaction has the meaning given to it in Recital B.
Transaction Bonuses means any unpaid bonus or incentive payments payable by any Group Member to any Employee in respect of the Transaction, inclusive of associated oncosts such as PAYG withholding superannuation, workers compensation and payroll tax, but excluding any bonus or incentive payments payable in the ordinary course of the Business and any payments in connection with the cancellation, buyback or termination of any Preference Shares that are set off against amounts owing to a Group Member.
Transaction Costs means any (unpaid as at the Effective Time) fees, costs and expenses incurred on or before Completion by any Group Member which are payable to any professional adviser engaged by any Group Member in respect of the Transaction, but excluding any fees, costs and expenses incurred by, or recharged to, any Purchaser Group Member (other than a Group Member) or any of its Representatives after Completion.
Vendor Group means the Vendor and each of its Related Entities (including Group Members up until Completion), and Vendor Group Member means any of them.
Vendor Warranties means the representations and warranties of the Vendor set out in Schedule 1.
Waiver Beneficiary has the meaning given in clause 8.11(d).
Warranty Claim means a Claim in relation to a Vendor Warranty (other than a Tax Warranty).
Work Safety Authority means each authority or regulator responsible for the administration, regulation and/or enforcement of any work health and safety laws, including but not limited to:
(a)    SafeWork New South Wales;
(b)    WorkSafe Victoria;

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(c)    Workplace Health and Safety Queensland;
(d)    WorkSafe Western Australia;
(e)    SafeWork South Australia;
(f)    WorkSafe Tasmania;
(g)    NT WorkSafe;
(h)    WorkSafe ACT;
(i)    Comcare; and
(j)    SafeWork Australia.
Workers Compensation Insurance Authority means each authority or regulator responsible for the administration, regulation and/or enforcement of any workers compensation laws, including but not limited to:
(a)    State Insurance Regulatory Authority of New South Wales;
(b)    WorkSafe Victoria;
(c)    WorkCover Queensland;
(d)    WorkCover Western Australia;
(e)    WorkCover Tasmania;
(f)    ReturnToWork South Australia;
(g)    NT WorkSafe;
(h)    WorkSafe ACT; and
(i)    ComCare.
Working Capital means the aggregate of the items set out in the table headed “Working Capital” in Part A and Part B of Schedule 4.
W&I Insurance Costs means all costs and expenses under or relating to the W&I Insurance Policy, including the underwriting fees, insurance premium, and any associated fees, costs, taxes and broker commissions, payable in relation to the W&I Insurance Policy.
W&I Insurance Policy means the warranty and indemnity insurance policy between the W&I Insurers and the Purchaser relating to this Agreement.
W&I Insurers means Lloyd’s of London and Convex Insurance UK Limited.
W&I Policy Limit means $30,000,000 in aggregate for all Warranty Claims and Tax Claims.
1.2    Interpretation
(a)    Headings are for convenience only and do not affect interpretation.
(b)    A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, severally only (and not jointly or jointly and severally).
(c)    Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.
(d)    Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.
(e)    The following rules apply unless the context requires otherwise:

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(i)    The singular includes the plural, and the converse also applies.
(ii)    A gender includes all genders.
(iii)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(iv)    A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.
(v)    A reference to a clause or Schedule is a reference to a clause of, or Schedule to, this Agreement.
(vi)    A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document.
(vii)    A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form (and includes communication by electronic mail).
(viii)    A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).
(ix)    A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
(x)    A reference to dollars and $ is to Australian currency.
(xi)    A reference to time is to the time in Melbourne, Australia.
(f)    If the day on or by which a person must do something under this Agreement is not a Business Day, the person must do it on or by the next Business Day.
(g)    Where a calculation under this document would result in a person becoming entitled to receive, or obliged to pay, a fraction of a cent that fractional entitlement will be rounded down to the nearest whole cent.
1.3    Knowledge of the Vendor
(a)    Certain statements made in Schedule 1 are given and made by the Vendor only on the basis of its actual knowledge. For the purposes of this Agreement, the knowledge of the Vendor is limited to matters of which any of the Key Individuals is aware, or would have been aware immediately before the date of this Agreement if they had made reasonable enquiries of their direct reports as to the accuracy of the matter.
(b)    The knowledge of any person other than the persons identified above will not be imputed to the Vendor. None of the persons named in clause 1.3(a) will bear any personal liability in respect of the Vendor Warranties or otherwise under or in connection with this Agreement in the absence of fraud.
1.4    Consents or approvals
If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless expressly provided otherwise.

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1.5    Method of payment
(a)    Each payment required to be made under this Agreement must be made by direct deposit of cleared funds to the credit of one or more bank accounts specified in writing by the relevant payee, such accounts to be specified not less than 5 Business Days prior to the due date of such payment.
(b)    Unless otherwise agreed by the relevant payee, any payment under this Agreement received and cleared for value in the nominated bank account of a relevant payee:
(i)    on or before 4 p.m. on a Business Day in Sydney (Australia), will be taken to have been made on that Business Day in Sydney (Australia); and
(ii)    after 4 p.m. on a Business Day in Sydney (Australia), will be taken to have been made on the next Business Day in Sydney (Australia) after the day on which payment was transferred or made.
(c)    Without limitation to any other provision in this clause 1.5, the Deferred Consideration must be paid in the currency of the United States of America.
1.6    Waiver of pre-emptive rights
The Vendor irrevocably waives and releases all restrictions on transfer (including pre-emptive rights, tag along rights, first rights of refusal and notice periods) that exist in respect of the Shares as required for any party to enter into, or perform any of its obligations under, this Agreement or any transaction contemplated by this Agreement.
1.7    Counterclaim, set-off, deduction, withholding
Any payment made under this Agreement must be made free and clear of any counterclaim, set-off, deduction or withholding, except where that set-off, deduction or withholding is required or compelled by law or in accordance with clause 6.3.
1.8    Interest on amounts payable
If any party fails to pay any amount payable by it under or in accordance with this Agreement (including the Purchase Price) that party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Interest Rate on the date on which the payment was due, plus a margin of 3%, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the non‑defaulting party may have against the defaulting party at law or in equity.
2    Conditions Precedent
2.1    Conditions Precedent
Clauses 3 and 5 will not bind the parties and Completion will not proceed unless and until each of the following occur:
(a)    (FIRB) either:
(i)    the Treasurer of the Commonwealth of Australia (or their delegate) provides written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) stating that, or to the effect that, the Commonwealth Government has no objection to the acquisition contemplated by this Agreement (with or without conditions); or
(ii)    following the Purchaser giving notice under the FATA of the acquisition contemplated by this Agreement, the Treasurer of the Commonwealth of Australia

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becomes precluded by passage of time from making any order or decision under Division 2 of Part 3 of the FATA in respect of the acquisition contemplated by this Agreement, and the 10 day period referred to in section 82(2)(a) of the FATA has ended or the period referred to in section 82(2)(b) of the FATA has ended (whichever is applicable); and
(b)    (Lease change of control consents) with respect to at least 80% of the Campus Leases (in aggregate), one or more of the following applies:
(i)    the relevant Group Member has obtained any Third Party Consent from the relevant landlord under the applicable Campus Lease; or
(ii)    the relevant landlord under the Campus Lease agrees or offers to provide, or otherwise indicates that it will provide, the Third Party Consent to the relevant Group Member, conditional on new or modified lease terms offered by the landlord in respect to the relevant Campus Lease; or
(iii)    no consent is required in respect of the Campus Lease,
in each case, in relation to the acquisition of the Shares by the Purchaser and the change of control of any Group Member resulting from that acquisition of the Shares,
(the Conditions Precedent).
2.2    Parties must co-operate
Each party must co-operate with the other and use reasonable endeavours to procure that the Conditions Precedent are satisfied as soon as reasonably possible, and in any event on or before the Condition Precedent End Date.
2.3    Specific obligations of co-operation
(a)    In respect of the application for the purpose of enabling the Condition Precedent in clause 2.1(a) to be satisfied, the Purchaser must:
(i)    supply all necessary and appropriate information to any Governmental Agency in respect of the application; and
(ii)    not withdraw or procure the withdrawal of any application.
(b)    In respect of the Vendor’s actions to satisfy the Condition Precedent in clause 2.1(b), the Vendor must act reasonably and in good faith, and in particular must not:
(i)    encourage or incite any landlords under Campus Leases to impose conditions (including new or modified lease terms) on any Third Party Consent; or
(ii)    offer new or modified lease terms to, or invite or request new or modified lease terms from, any landlords under Campus Leases without the Purchaser’s consent.
(c)    Each party must:
(i)    keep the other party reasonably informed in a timely manner (and otherwise promptly on request from the other party) regarding the status of the Condition Precedent, including any relevant discussions, negotiations or other communications with any Governmental Agency;
(ii)    take all steps necessary to ensure that all the Conditions Precedents for which it is responsible (as specified in clause 2.3(d)) are satisfied, and remain satisfied, as soon as reasonably practicable after the date of this Agreement and before the Condition Precedent End Date; and

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(iii)    promptly notify the other party on becoming aware of (and provide evidence confirming) the satisfaction of a Condition Precedent or of a Condition Precedent becoming incapable of being satisfied.
(d)    For the purposes of clause 2.3(c)(ii):
(i)    the Purchaser will be regarded as being responsible for the satisfaction of the Condition Precedent in clause 2.1(a); and
(ii)    the Vendor and the Purchaser will be regarded as being responsible for the satisfaction of the Conditions Precedent in clause 2.1(b).
2.4    Waiver
(a)    The Condition Precedent in clause 2.1(a) cannot be waived.
(b)    The Condition Precedent in clause 2.1(b) can be waived only by the Purchaser.
2.5    Termination before Completion
(a)    Subject to clause 2.5(b), if a Condition Precedent:
(i)    is not satisfied in accordance with the terms of this Agreement on or before the Condition Precedent End Date; or
(ii)    become incapable of satisfaction,
the Purchaser or the Vendor may terminate this Agreement by giving two Business Days' written notice to the other party.
(b)    A party may only terminate under this clause 2.5 if that party has complied with clause 2.2 and clause 2.3 and the failure to satisfy a Condition Precedent was not caused by or materially contributed to by the default of that party.
3    Sale and Purchase of Shares
3.1    Sale and purchase
The Vendor agrees to sell, and the Purchaser agrees to purchase, the Shares free from all Security Interests (including all Permitted Security Interests) on the terms set out in this Agreement.
3.2    Title and property
Title to and property in the Shares:
(a)    until Completion, remains solely with the Vendor; and
(b)    subject to the provisions of this Agreement, passes to the Purchaser with effect from Completion.
4    Price and Payment
4.1    Purchase Price
The aggregate price payable by the Purchaser to the Vendor for the sale of the Shares is the Purchase Price.
4.2    Payment of Purchase Price
The Purchase Price will be paid and provided as follows:

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(a)    on the Completion Date, the Purchaser must pay the Completion Payment in accordance with clause 5.5; and
(b)    the Deferred Consideration must be paid in accordance with clause 6.5; and
(c)    the Adjustment Amount must be paid by the Purchaser or the Vendor (as applicable) in accordance with clause 6.
5    Completion
5.1    Estimated Completion Statement
(a)    At least 5 Business Days before the Completion Date (or on such other date as the Vendor and the Purchaser agree in writing), the Vendor must give the Purchaser the Estimated Completion Statement, specifying each matter itemised in Schedule 4 including the following:
(i)    the External Debt Amount;
(ii)    the Permitted Preference Share Dividend Amount;
(iii)    the Estimated Net Debt Amount;
(iv)    the Estimated Working Capital Amount;
(v)    the Completion Payment;
(vi)    the Completion Transaction Bonuses; and
(vii)    the Completion Transaction Costs,
which must be prepared by the Vendor in good faith, together with working papers and reasonable supporting documentation used in preparing the Estimated Completion Statement.
(b)    The Vendor will (acting reasonably) consider any comments which the Purchaser may provide on the Estimated Completion Statement by the date 2 Business Days before the Completion Date. To the extent that the Vendor accepts any changes proposed by the Purchaser, the Vendor will provide a replacement Estimated Completion Statement which accepts those changes and is otherwise in the same terms as the Estimated Completion Statement provided under clause 5.1(a) by the Business Day before the Completion Date.
(c)    The Estimated Completion Statement provided under clause 5.1(a), or where applicable under clause 5.1(b) (and the amounts set out therein) are binding on the parties for the purpose of allowing Completion to take place and no party is entitled to delay or defer Completion or withhold any part of the Completion Payment, the External Debt Amount, the Permitted Preference Share Dividend Amount, the Completion Transaction Bonuses or the Completion Transaction Costs based on any disagreement in relation to any matter set out in the Estimated Completion Statement, including the Vendor's calculation of the Estimated Working Capital Amount and Estimated Net Debt Amount.
5.2    Notice to Vendor
At least 5 Business Days prior to the Completion Date, the Purchaser must give the Vendor a notice setting out the details of:
(a)    each person who will be appointed as a new director, secretary and public officer of the Company from Completion, together with all of the details necessary to effect such appointments and original signed consents to act of such persons; and

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(b)    each person who will be required to resign as directors, secretary and public officer of the Group Members effective on Completion.
5.3    Completion place and time
Completion of the sale and purchase of the Shares will take place on the Completion Date by electronic exchange (at a time that is the Completion Date in both Sydney, Australia and Boston, United States of America) or at any other place as the Vendor and the Purchaser may agree in writing.
5.4    Obligations of Vendor on Completion
On, or prior to, the Completion Date, the Vendor must:
(a)    ensure that valid resolutions of the board of directors of the Company are passed pursuant to which, subject to Completion occurring:
(i)    such persons as the Purchaser notifies to the Vendor under clause 5.2(a) are appointed to the position in respect of the Company specified in the notice, subject to the receipt of duly signed consents to act of such persons;
(ii)    such persons as the Purchaser notifies to the Vendor under clause 5.2(b) resign or are removed from the position in respect of the Company specified in the notice; and
(iii)    the transfer of the Shares to the Purchaser, the cancellation of the existing share certificates for the Shares and the delivery by the Company to the Purchaser of new share certificates for the Shares in the name of the Purchaser are each approved, and deliver a copy of the resolutions to the Purchaser;
(b)    deliver to the Purchaser copies of the resignations of the persons the Purchaser notifies to the Vendor under clause 5.2(b), in a form satisfactory to the Purchaser acting reasonably;
(c)    deliver to the Purchaser instruments of transfer of the Shares in favour of the Purchaser (in a form acceptable to the Purchaser, acting reasonably) duly executed by the Vendor;
(d)    deliver to the Purchaser evidence, satisfactory to the Purchaser acting reasonably, that all Security Interests (including all Permitted Security Interests) over the Shares have been released;
(e)    deliver to (or at the direction of) the Purchaser all Business Records in the Group's possession, which shall be deemed to be delivered if made available at the relevant Group Member's registered office;
(f)    procure that the Company update its register of members to reflect the transfer of the Shares to the Purchaser and deliver to the Purchaser a copy of the updated register of members;
(g)    deliver to the Purchaser copies of all resolutions and other documents approving and evidencing (to the satisfaction of the Purchaser, acting reasonably) the buyback and cancellation of the Preference Shares, in accordance with clause 10.7(b);
(h)    deliver to the Purchaser evidence , in a form satisfactory to the Purchaser (acting reasonably) that:
(i)    the Shareholders’ Agreement has been terminated in accordance with clause 10.11;

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(ii)    the Management Equity Plan has been terminated in accordance with clause 10.7; and
(iii)    the Management Agreement between the Company, Nemo (BC) Midco Pty Ltd and Nemo (BC) Bidco Pty Ltd, OAC Group Pty Ltd and Bain Capital Private Equity LP dated 21 November 2016 (Bain Management Agreement) has been terminated and all amounts payable by a Group Member under the Bain Management Agreement have been paid, waived or forgiven; and
(i)    deliver to, or at the direction of, the Purchaser an electronic copy of the Data Room Documentation.
5.5    Obligations of the Purchaser on Completion
On the Completion Date, the Purchaser must:
(a)    pay the Completion Payment to the Vendor (in accordance with clause 1.5);
(b)    pay the External Debt Amount, the Completion Transaction Bonuses and the Permitted Preference Share Dividend Amount to the Company by way of loan;
(c)    pay the Completion Transaction Costs (in accordance with the details set out in the Estimated Completion Statement);
(d)    deliver to the Vendor:
(i)    a counterpart of the instruments of transfer of the Shares duly executed by the Purchaser;
(ii)    evidence that the W&I Insurance Policy is effective, including that the Purchaser has paid all of the W&I Insurance Costs (or that the W&I Insurance Costs will be paid within the time required under the W&I Insurance Policy) and that each condition to the obligations under the W&I Insurance Policy of the W&I Insurers has been satisfied (or will be satisfied immediately on Completion occurring); and
(iii)    a duly signed copy of the 'no claims declaration' to be given under the W&I Insurance Policy as at immediately prior to Completion.
5.6    Payment of External Debt Amount
At Completion, the Vendor must:
(a)    procure that the Company applies the External Debt Amount received under clause 5.5(c) in repayment of all amounts payable under the External Debt Facility;
(b)    deliver to the Purchaser confirmation and evidence that the External Debt Facility has been discharged and terminated and the Group Members have no further obligations under the External Debt Facilities; and
(c)    deliver to the Purchaser evidence that any Security Interests provided by a Group member under or in connection with the External Debt Facility have been or will be released and discharged simultaneously with the payment of the External Debt Amount on Completion.
5.7    Payment of Permitted Preference Share Dividends
At Completion, the Vendor must procure that the Company applies the Permitted Preference Share Dividend Amount received under clause 5.5(c) to pay the amounts payable under the Permitted Preference Share Dividends.

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5.8    Simultaneous actions at Completion
(a)    Unless otherwise agreed by the Vendor and the Purchaser, and except as provided for in this clause 5.6, all actions at Completion are interdependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Completion have been made. If one such action does not take place, then without prejudice to any rights available to any party as a consequence:
(i)    there is no obligation on any party to undertake or perform any of the other actions;
(ii)    to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and
(iii)    each party must return to the other all documents delivered to it under clauses 5.4 or 5.5.
(b)    Completion is taken to have occurred when each party has performed all its obligations under clause 5.4, 5.5 and 5.6.
6    Adjustments to the Completion Payment
6.1    Preparation and review of Completion Statement
(a)    Subject to Completion, the Purchaser must as soon as reasonably possible and within 45 Business Days after Completion, unless the Vendor and the Purchaser agree otherwise in writing, prepare the Completion Statement and provide the Completion Statement (together with all relevant working papers) to the Vendor.
(b)    The Vendor must undertake a review of the Completion Statement within 20 Business Days after it is provided by the Purchaser in accordance with clause 6.1(a) or such other date as the Vendor and the Purchaser may agree in writing (Adjustment Review Date).
(c)    If the Completion Statement delivered under clause 6.1(a) is not disputed by the Vendor by way of a Dispute Notice in accordance with clause 6.2(a) by 5 p.m. on the Adjustment Review Date, it will be taken to be the final Completion Statement.
(d)    If the Completion Statement delivered under clause 6.1(a) is disputed by the Vendor by way of a Dispute Notice in accordance with clause 6.2(a) by 5 p.m. on the Adjustment Review Date, the dispute the subject of the Dispute Notice (Dispute) will be determined under clause 6.2.
6.2    Dispute resolution procedure
(a)    If the Vendor disputes part or all of the Completion Statement, the Vendor may give a dispute notice to the Purchaser (Dispute Notice) by 5 p.m. on the Adjustment Review Date, which must set out:
(i)    full and specific details of each of the matters the subject of the Dispute;
(ii)    a separate dollar value for each of those matters; and
(iii)    full and specific details of the reasons why each of those matters is disputed.
(b)    Within 20 Business Days after the Vendor delivers a Dispute Notice to the Purchaser, the Purchaser must deliver to the Vendor a response in writing on the matters in Dispute (Response). If the Purchaser does not deliver a Response within that time, the Completion Statement will be deemed to be amended as required by the Vendor under

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the Dispute Notice and will be taken to comprise the final Completion Statement (unless the Vendor and the Purchaser agree otherwise in writing).
(c)    If the Dispute is not resolved within 10 Business Days after the Response is provided to the Vendor, the Vendor and the Purchaser must (and any of them may individually) submit the Dispute for determination to an Expert who will determine the matters the subject of the Dispute.
(d)    The Vendor and the Purchaser must select the Expert by agreement in writing, and failing such agreement within 5 Business Days after they commence to discuss the selection of the Expert, must (and any of them individually may) refer selection of the Expert to the Chair of the Resolution Institute, and must promptly engage the Expert selected by agreement or the Chair of the Resolution Institute.
(e)    The Vendor and the Purchaser must provide the Expert with a copy of the following information, unless the Vendor and Purchaser agree otherwise in writing, promptly after it is engaged:
(i)    the Completion Statement (together with all relevant working papers);
(ii)    the Dispute Notice;
(iii)    the Response; and
(iv)    an extract of the relevant provisions of this Agreement.
(f)    Each party may make written submissions to the Expert within 5 Business Days of the Expert’s appointment.
(g)    The Vendor and the Purchaser must instruct the Expert to determine the matters in Dispute and complete its determination not later than 20 Business Days after receipt of all of the information in clause 6.2(e) and any submissions provided under clause 6.2(f) (or such other period agreed in writing by the Vendor and the Purchaser, acting reasonably).
(h)    The Vendor and the Purchaser must promptly supply the Expert with any assistance and co-operation requested in writing by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the Vendor and the Purchaser together.
(i)    The Vendor and the Purchaser must instruct the Expert to determine the Dispute:
(i)    by applying the Accounting Principles to the Completion Statement;
(ii)    adopting procedures directed by the Vendor and the Purchaser by agreement in writing and in the absence of any such direction, as decided appropriate by the Expert; and
(iii)    as an expert and not as an arbitrator.
(j)    The parties agree that the Expert’s written determination will be final and binding on the parties in the absence of manifest error and the Completion Statement will be deemed to be amended or remain unamended in accordance with the Expert's determination and will be taken to comprise the final Completion Statement.
(k)    The cost of a determination by the Expert must be borne by the Vendor and the Purchaser in such manner as the Expert determines (having regard to the merits of the Dispute) and in the absence of such a determination, equally between the Vendor (on the one hand) and the Purchaser (on the other hand).

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6.3    Payment of Adjustment Amount
(a)    If the Adjustment Amount is:
(i)    a positive amount, the Purchaser must pay to the Vendor the Adjustment Amount;
(ii)    a negative amount, the Vendor must pay the Purchaser the absolute value of the Adjustment Amount (including in accordance with clause 6.5); or
(iii)    zero, no Adjustment Amount shall be payable.
(b)    Despite any other provision of this Agreement, no adjustment to the Purchase Price will be made unless the Adjustment Amount is greater than plus or minus $100,000.
(c)    Any payments made under this clause 6.3 are adjustments to the Purchase Price.
6.4    Payment Date
(a)    If the Completion Statement is not disputed by a Dispute Notice from the Vendor to the Purchaser by 5 p.m. on the Adjustment Review Date, the Adjustment Amount must be paid to the Vendor or the Purchaser (as the case requires) within 5 Business Days after the Adjustment Review Date.
(b)    If the Completion Statement is disputed by a Dispute Notice from the Vendor to the Purchaser by 5 p.m. on the Adjustment Review Date:
(i)    the portion of the Adjustment Amount not in Dispute must be paid to the Vendor or the Purchaser (as the case requires) within 5 Business Days after the Adjustment Review Date; and
(ii)    the balance of the Adjustment Amount must be paid to the Vendor or the Purchaser (as the case requires) within 5 Business Days after the date on which the Dispute is determined by the Expert or otherwise resolved by agreement in writing by the Vendor and the Purchaser.
6.5    Payment of Deferred Consideration
On the date 18 months after the Completion Date, the Purchaser must pay the Deferred Consideration to the Vendor (in accordance with clause 1.5), provided that the Purchaser may set off any amount owed by the Vendor to the Buyer against the Deferred Consideration but only if such amount is agreed between the Vendor and the Buyer (in writing) or the subject of an order from a court of competent jurisdiction.
7    Vendor's Warranties
7.1    Vendor's Warranties
The Vendor represents and warrants to the Purchaser that each of the Vendor Warranties is true and correct.
7.2    Construed independently
Each of the Vendor Warranties must be construed independently and is not limited by reference to another Vendor Warranty.
7.3        Reliance
The Vendor acknowledges that the Purchaser has entered into this Agreement and will complete this Agreement in reliance on the Vendor Warranties.

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7.4    Other warranties and conditions excluded
Except as expressly set out in this Agreement, all terms, conditions, warranties and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) relating to any of the Shares, the Group or the Business are excluded to the maximum extent permitted by law (other than in the case of fraud) and, to the extent they cannot be excluded, the Purchaser waives any right to claim and otherwise undertakes not to claim for any Liability incurred in relation to them (other than in the case of fraud) to the maximum extent permitted by law.
7.5    When Vendor's Warranties given
Each of the Vendor Warranties:
(a)    is given as at the date of this Agreement and as at the time immediately before Completion (except that where a Vendor Warranty is expressed to be given only as at another date or time, that Vendor Warranty is given only at that date or time); and
(b)    will remain in full force and effect after Completion despite Completion.
7.6    Notification of Warranty breaches
The Vendor must promptly notify the Purchaser if between the date of this Agreement and Completion, it becomes aware that:
(a)    a Vendor Warranty was not true when given, or has ceased to be true; or
(b)    an act or event has occurred that will result in a Vendor Warranty not being true and correct when given immediately before Completion, and must also provide the Purchaser with details of that fact.
7.7    Indemnity
The Vendor indemnifies the Purchaser against any Liabilities or loss that the Purchaser may incur to the extent caused by any breach of the Vendor Warranties.
7.8    Tax indemnity
(a)    Subject to Completion and clause 7.8(b), the Vendor indemnifies and agrees to keep indemnified the Purchaser against any:
(i)    Tax payable by any Group Member to the extent that Tax:
(A)    relates to any period, or part period, up to and including Completion, after taking into account any concurrent tax deduction accruing to the Purchaser or Group Member which the Purchaser or Group Member has utilised no later than the financial year in which the relevant Claim under this indemnity is made;
(B)    relates directly to the occurrence of an act, omission, transaction or event of any Group Member that occurs on or before Completion; or
(C)    relates directly to a failure by any Group Member to comply with a Tax Law that was required to be complied on or before Completion; or
(ii)    reasonable costs and expenses in relation to (but not including) any Tax incurred by or on behalf of a Group Member to the extent those costs or expenses arise from or relate to any of the matters for which the Vendor is liable under this clause 7.8(a) after taking into account any tax deduction accruing to the Purchaser or Group Member which the Purchaser or Group Member has utilised no later than

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the financial year in which the relevant Claim under this indemnity is made, but not including any internal costs of a Group Member or the Purchaser.
(b)    The Vendor is not obliged to pay any amount under clause 7.8(a) unless the Purchaser gives to the Vendor, as soon as reasonably practicable after receipt by the Purchaser and in any event, within 30 Business Days, a notice of any relevant assessment from a Taxation Authority and a copy of the relevant parts of that assessment. If, as a result of non-compliance by the Purchaser, the amount of Tax, costs or expenses within the scope of clause 7.8(a) increases, the Vendor will not be liable to pay the component of the Tax and costs which would not have been incurred had the Purchaser complied with that clause.
(c)    To the extent that the Purchaser has recovered an amount under clause 7.8(a) in respect of a matter that is also the subject matter of a Vendor's Warranty, the Purchaser will not be entitled to recover that amount in respect of any breach of that Vendor's Warranty if the effect of doing so would be double recovery for the same loss.
8    Limitations on Liability
8.1    Disclosures
The Purchaser will not make a Claim and agrees that the Vendor will not have any Liability (whether by way of damages or otherwise) to make any payment under or in connection this Agreement, to the extent that the Claim (other than a Warranty Claim relating to a breach of a Title and Capacity Warranty) is based on any fact, matter or circumstance:
(a)    expressly provided for in this Agreement;
(b)    Fairly Disclosed in the Disclosure Material;
(c)    within the actual knowledge of any Purchaser Group Member (other than any Group Member) prior to the date of this Agreement;
(d)    relating to any Liability to the extent there is a specific accrual, allowance, provision or reserve for that Liability in the Completion Statement; or
(e)    which would have been disclosed in searches conducted by the Purchaser against the names of the Group Members of:
(i)    the Australian Securities and Investments Commission (ASIC) (but without inspecting documents lodged with ASIC) on 14 February 2022;
(ii)    the Personal Property Securities Register on12 February 2022;
(iii)    the public records maintained by the High Court of Australia on 21 February 2022, the Federal Court of Australia on 21 February 2022, the Supreme Court of Victoria on 21 February 2022, the Supreme Court of New South Wales on 23 February 2022 and the Supreme Court of Queensland on 21 February 2022; and
(iv)    Intellectual Property Australia on 2 March 2022.
8.2    Claims and conditions of payment
Subject to clause 8.11, each of the following applies in connection with this Agreement.
(a)    (Notice of Claims) The Vendor will not have any Liability (whether by way of damages or otherwise) in connection with any Claim unless the Claim is made in writing by the Purchaser to the Vendor as soon as reasonably practicable (and in any event within 15 Business Days) after the Purchaser becomes aware of the likelihood of a Claim and, in any event must make such a Claim:

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(i)    in the case of a Warranty Claim for breach of a Title & Capacity Warranty or a Tax Claim, on or before the date that is 7 years after the Completion Date; and
(ii)    in the case of any other Warranty Claim, on or before the date that is 3 years after the Completion Date; and
(iii)    in the case of any other Claim (other than Claims under clause 12, 13, 15, 16 and 18 (but not clause 18.1(b) and 18.2)), on or before the date that is 12 months after the Completion Date.
(b)    (Details of Claims)
(i)    The Purchaser must include in a notice given under clause 8.2(a), to the extent known by the Purchaser, reasonable details of the fact, matter or circumstance anticipated to give rise to the Claim, the nature of the Claim and the Purchaser’s calculation of the loss suffered. The Purchaser must also, on a prompt and on-going basis, keep the Vendor reasonably informed of developments in relation to the potential Claim the subject of a notice of Claim under clause 8.2(a).
(ii)    Any Claim by the Purchaser against the Vendor will be taken to be waived or withdrawn and will be barred and unenforceable (if such Claim has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of the Claim have been issued and served on the Vendor within 12 months after the service of the notice of such Claim on the Vendor in accordance with clause 8.2(a) or 24 months in the case of a Tax Claim. For this purpose, legal proceedings will not be deemed to have been commenced unless they have been properly issued and validly served upon the Vendor.
(c)    (Maximum aggregate liability for all Claims) The maximum aggregate amount that the Purchaser Group may recover from the Vendor (whether by way of damages or otherwise) in respect of all Claims whenever made is an amount equal to:
(i)    in respect of all Warranty Claims relating to breach of the Title and Capacity Warranties, the Purchase Price;
(ii)    in respect of all Warranty Claims (other than Warranty Claims relating to breach of the Title and Capacity Warranties) and Tax Claims, the W&I Policy Limit; and
(iii)    in respect of all other Claims, 15% of the Purchase Price.
(d)    (Thresholds) the Vendor will not have any Liability (whether by way of damages or otherwise) in connection with any Warranty Claim (other than a Title and Capacity Claim) or Tax Claim:
(i)    if for any individual item, or series of related items, the amount finally adjudicated against, or agreed with, the Vendor in respect of the Claim is less than $220,000; and
(ii)    until the total of all amounts finally adjudicated against, or agreed with, the Vendor in respect of all Claims not excluded by clause 8.2(d)(i) exceeds $4,400,000, in which event, subject to clause 8.2(c), the Vendor is liable for so much of that amount that exceeds $2,200,000.
(e)    (Actions of the Purchaser) The Liability of the Vendor (whether by way of damages or otherwise) in respect of any Claim will be reduced or extinguished (as the case may be) to the extent that the Claim or the Liability of that Vendor has arisen as a result of any act or omission after Completion by or on behalf of any Purchaser Group Member that is (i) outside the ordinary course of business and not required by law, and (ii) that the

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Purchaser Group Member was aware or ought reasonably be aware would give rise to a Claim against the Vendor, including any breach by the Purchaser of any provision of this Agreement.
(f)    (Actions of the Vendor) The Liability of the Vendor (whether by way of damages or otherwise) in respect of any Claim will be reduced or extinguished (as the case may be) to the extent that the Claim or the Liability of that Vendor has arisen as a result of any act by or on behalf of that Vendor where any Purchaser Group Member (other than a Group Member) has expressly requested or consented to that act.
(g)    (No Consequential Loss) No Party will have any Liability (whether by way of damages or otherwise) in connection with any Claim to the extent that the relevant Claim comprises or includes any Consequential Loss.
(h)    (No multiple Claims) The Vendor will not have any Liability (whether by way of damages or otherwise) to any Purchaser Group Member in connection with any Claim to the extent that a Purchaser Group Member recovers, or receives compensation for Liability arising out of any fact, matter or circumstance giving rise to the Claim and would otherwise receive double compensation for the relevant matter.
(i)    (No Liability until Completion) The Vendor will not have any Liability (whether by way of damages or otherwise) under any Warranty Claim or Tax Claim unless and until Completion has occurred.
(j)    (General limitations) The Vendor will not have any Liability (whether by way of damages or otherwise) in connection with any Claim to the extent that any Liability:
(i)    (contingent liability) is contingent, prospective, not ascertained or ascertainable, unless and until such Liability becomes an actual, ascertainable and non-contingent Liability, provided that nothing in this clause 8.2(j)(i) will prevent or disentitle the Purchaser from providing notice of such Claim under clause 8.2(a) or commencing legal proceedings in respect of such Claim;
(ii)    (breach of law) could only have been avoided by the Vendor breaching its statutory obligations;
(iii)    (change in law or interpretation) arises from:
(A)    any legislation not in force or announced, at the date of this Agreement including legislation first announced after the date of this Agreement which takes effect retrospectively;
(B)    a change in the judicial interpretation of the law in any jurisdiction after the date of this Agreement; or
(C)    a change in the regulatory or administrative practice of any Governmental Agency after the date of this Agreement including any change which has not been announced at the time of entry into this Agreement and takes effect retrospectively;
(iv)    (change in accounting policy) arises from a change in any accounting policy or practice of a Group Member after the date of this Agreement, other than as a result of a change in an Accounting Standard announced before entry into this Agreement or any change required to bring the accounting policies or practices into line with the generally accepted accounting principles and practices in Australia in relation to the Business;

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(v)    (remediable loss) is remediable and is remedied to the reasonable satisfaction of the Purchaser within 20 Business Days after the Vendor receives written notice of the Claim in accordance with clause 8.2(a);
(vi)    (mitigation of loss) arises from any Purchaser Group Member (other than a Group Member before Completion) failing to take reasonable steps to mitigate any loss and which would have reduced the amount of the loss;
(vii)    (inconsistent Tax position) arises from a Group Member taking a position in relation to the application of a Tax law, including by way of making or changing an election or choice for Tax purposes, that is inconsistent with the position taken by the Group Member before Completion in relation to the preparation of returns prior to Completion or in relation to the calculation of any reserve or provision relating to Tax in the Completion Statement; or
(viii)    (failure to take action) arises from a Group Member failing to provide the Vendor with information reasonably requested by the Vendor in relation to any Tax Claim or to take any action after Completion required by, or that should reasonably be taken under, any applicable Tax law in relation to any Tax (including any failure to take any such action within the time allowed);
(ix)    (provision in Completion Statement) has been included as a specific provision, allowance, reserve or accrual in the Completion Statement; or
(x)    (GST) the Tax is GST which is recoverable from the recipient of a supply or for which an input tax credit is available.
8.3    Purchaser’s acknowledgments
The Purchaser acknowledges and agrees that:
(a)    (contractual promises) the Vendor Warranties are:
(i)    contractual promises only and are not otherwise actionable at common law or under statute; and
(ii)    contractual warranties only, which form part of, and are given subject to, the terms and conditions of this Agreement (including being subject to disclosure pursuant to clause 8.1 and being subject to the other qualifications, limitations and conditions set out in the balance of this clause 8 and in clause 7);
(b)    (no other representation) except as expressly set out in this Agreement, the Vendor, nor any of its Representatives or any other person acting on behalf of or associated with the Vendor has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Transaction, the Shares, any Group Member, the Business, the Disclosure Material or this Agreement;
(c)    (due diligence) it has had the opportunity to conduct a due diligence review in respect of the Group, the Shares and the Business including a reasonable review of the Disclosure Material and to submit requests for further information and review responses to those requests;
(d)    (own investigations) it has made, and relies upon, its own searches, investigations, enquiries and evaluations in respect of the Group, the Shares and the Business and its own evaluation of any material provided by (or on behalf of) any Vendor Group Member to the Purchaser or its advisers before the date of this Agreement, including the Disclosure Material;

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(e)    (independent advice) it has had the benefit of independent legal, financial, accounting and tax advice relating to the Disclosure Material, the Transaction, the Shares, any Group Member, the Business and this Agreement;
(f)    (no inducement or reliance) without limiting the remainder of this clause 8.3, and except for the Vendor Warranties:
(i)    irrespective of whether or not its due diligence was as full or exhaustive as it would have wished, it has nevertheless independently and without the benefit of any inducement, representation or warranty from any Vendor Group Member or any of their respective Representatives, other than the Vendor Warranties, determined to enter into this Agreement;
(ii)    other than the Vendor Warranties made by the Vendor, it does not rely on any statement, representation, warranty, condition, Forward Looking Information or other conduct which may have been made by or on behalf of any Vendor Group Member or any of their respective Representatives;
(iii)    no other statement, representation, warranty, condition or conduct has been warranted to any Purchaser Group Member as being true; or
(iv)    no other statement, representation, warranty, condition or conduct by any Vendor Group Member or any of their respective Representatives has been relied on by the Purchaser as being important to the Purchaser's decision to enter into this Agreement or agree to any or all of its terms;
(g)    (disclosure) the disclosures regarding the Group (including any Forward Looking Information and other information contained in material provided to the Purchaser Group Members (other than Group Members) and their respective Representatives and made in management presentations) contained in the Data Room or otherwise are accepted by the Purchaser and that no Vendor Group Member nor any of their respective Representatives has made or makes any representation or warranty as to the accuracy or completeness of those disclosures or that information for which any such person may be liable, except the Vendor Warranties;
(h)    (Forward Looking Information) notwithstanding anything else in this document and subject to the terms of this clause 8.3, the Vendor is not under any obligation to provide the Purchaser or its Representatives with any Forward Looking Information. If the Purchaser or any of its Representatives has received any Forward Looking Information (including in connection with any financial analysis or modelling conducted by the Purchaser or any of its Representatives), the Purchaser agrees that:
(i)    there are uncertainties inherent in attempting to make forward looking opinions, estimates, projections, business plans, budgets and forecasts and the Purchaser is familiar with these uncertainties;
(ii)    the Purchaser will make its own evaluation of the adequacy and accuracy of all Forward Looking Information furnished to it;
(iii)    no representation or warranty of any kind is given in connection with any Forward Looking Information; and
(iv)    to the extent permitted by law, no Vendor Group Member nor any of their respective Representatives is liable in connection with any claim that arises out of or relates to any Forward Looking Information, in the absence of fraud;
(i)    (no duty of care) the Vendor and their respective Representatives:

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(i)    do not accept any duty of care in relation to the Purchaser in respect of any disclosure or the provision of any information; and
(ii)    in the absence of fraud, are not liable to the Purchaser if, for whatever reason, any disclosure or information is or becomes inaccurate or misleading in any particular way, except under the Vendor Warranties;
(j)    (no other claims) any claim by the Purchaser must be based solely on and limited to the express provisions of this Agreement and, subject to any law to the contrary and except as provided in the Vendor Warranties and in the absence of fraud:
(i)    all terms, conditions, warranties, representations and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded and, to the extent permitted by law, the Vendor disclaims all liability in relation to them; and
(ii)    to the extent that any such terms, conditions, warranties, representations and statements cannot be excluded, then the Purchaser, to the extent permitted by law, irrevocably waives all rights and remedies that it may have in relation to and releases each Vendor Group Member and their respective Representatives from any liabilities in respect of such terms, conditions, warranties, representations and statements.
The Purchaser acknowledges that the Vendor has agreed to sell the Shares and enters into this Agreement relying on the acknowledgements, representations and warranties in this clause 8.3 and would not be prepared to sell the Shares on any other basis.
8.4    Statutory actions
To the maximum extent permitted by law, each party agrees not to make and waives any right it might have to make any Claim against (and must procure that each of its Representatives must not make and waives) the other party or any of its Representatives, whether in connection with the Vendor's Warranties or otherwise, under:
(a)    Part 7.10 of the Corporations Act;
(b)    the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;
(c)    the Competition and Consumer Act 2010 (Cth) or the Australian Consumer Law as contained in Schedule 4 therein, or any corresponding or similar provision of any legislation in any relevant jurisdiction, Australian State or Territory legislation or any other applicable laws.
8.5    Insurance and recovery under any other right
(a)    Where, in respect of any fact, matter or circumstance which gives or may give rise to a Claim, any Purchaser Group Member recovers or is entitled to recover from a person other than the Vendor in respect of any loss or damage suffered by the Purchaser Group Member arising out of the fact, matter or circumstance to which the Claim or potential Claim relates, the Purchaser must:
(i)    use all reasonable endeavours to recover that sum or assist the Purchaser Group Member to recover that sum; and
(ii)    reduce the amount of the Claim to the extent that sum is recovered.
(b)    If, after the Vendor has made a payment to the Purchaser pursuant to a Claim, any Purchaser Group Member receives a payment or benefit from another person (including

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an insurer) in respect of the fact, matter or circumstance to which the Claim relates, the Purchaser must promptly repay to the Vendor the amount received from the Vendor or, if less, the amount of the payment or benefit received by the Purchaser.
8.6    Tax effect of Claims
(a)    If a party (payor) is liable to pay an amount to another party (recipient) in respect of a Claim and that payment is treated as income under the Tax Law such that the payment increases the income tax payable by the recipient, or the Head Company of any Consolidated Group of which the recipient is a member, (collectively the recipient Group) under the Tax Law, then the payment must be grossed-up by such amount as is necessary to ensure that the net amount retained by the recipient Group after deduction of Tax or payment of the increased income tax equals the amount the recipient Group would have retained had the Tax or increased income tax not been payable after taking into account any benefits or relief relating to Tax obtained or to be obtained by the recipient Group in relation to such Claim or payment.
(b)    The Liability of the Vendor for any Claim is reduced by the amount of any Tax benefit actually realised by the Purchaser (including any reduction arising from the availability to the Purchaser or any Group Member of additional Tax deductions, Tax offsets, Tax losses or other reductions which the Purchaser realises in any income year) as a result of the matter giving rise to such Liability.
8.7    Reduction of Purchase Price
Any payment received by the Purchaser from the Vendor as a result of any Claim will be in reduction and refund of the Purchase Price. Any refund or reimbursement the Purchaser makes to the Vendor in respect of any Claim will be treated as an equal increase of the Purchase Price.
8.8    Remedies for Warranty Claims and Tax Claims
The Purchaser acknowledges and agrees that its sole and exclusive remedy for any Warranty Claims and Tax Claims is damages.
8.9    Breach by Purchaser
Without limiting any other provision of this Agreement, any Liability of the Vendor in connection with any Claim will be reduced or extinguished to the extent the Liability is caused or increased by any breach by the Purchaser of any provision of this Agreement.
8.10    Independent limitations
Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.
8.11    W&I Insurance Policy
Notwithstanding any other provision in this Agreement:
(a)    the Purchaser must deliver to the Vendor within 7 Business Days of the date of this Agreement a copy of the fully executed W&I Insurance Policy together with a duly signed copy of the 'no claims declaration' to be given under the W&I Insurance Policy as at the issue date of the W&I Policy;
(b)    the Purchaser warrants to the Vendor that, on and from the date of issue of the W&I Policy, the Purchaser has the benefit of the W&I Insurance Policy which provides, conditional on Completion, insurance cover in respect of Warranty Claims and Tax Claims

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(upon the terms and subject to the limitations set out in the W&I Insurance Policy) up to the amount of the W&I Policy Limit;
(c)    the Purchaser warrants that the W&I Insurance Policy contains, and undertakes that the W&I Insurance Policy will at all times contain:
(i)    a waiver (on terms which have been agreed by the Vendor) by the W&I Insurers of all rights of subrogation, contribution and rights acquired by assignment against any Waiver Beneficiary in relation to any Claim, except if and to the extent that the Claim arises or is increased as a result of the fraud of that Waiver Beneficiary or the fraud of any director, officer, employee or agent of the Vendor Group Member (such person being, a Fraudulent Person), provided that:
(A)    no statements made nor any information or knowledge possessed by a Fraudulent Person shall be imputed on any other person;
(B)    if a Claim is made pursuant to this clause 8.11(c), the Claim must be on a several (and not joint and several) basis; and
(C)    no Claim under this clause 8.11(c) may be made against any person other than the relevant Fraudulent Person who has engaged in the conduct that is the subject of the Claim;
(ii)    an agreement from the W&I Insurers that:
(A)    each Waiver Beneficiary is entitled to directly enforce the waiver referred to in clause 8.11(c) and may plead such waiver in bar to any subrogated action, claim in contribution or exercise of assigned rights or otherwise which may be brought against them in any jurisdiction and that in respect of such waiver the Purchaser contracts in its own right and as agent of each Waiver Beneficiary; and
(B)    the Purchaser holds the benefit of each of the W&I Insurers’ waivers referred to in clause 8.11(c) for the benefit of each Waiver Beneficiary.
(d)    the Purchaser:
(i)    agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make, any claim against any Vendor Group Member or any of its directors, officers, employees, partners, agents or professional advisers (Waiver Beneficiary) in relation to any Warranty Claim or Tax Claim by a Purchaser Group Member (or all of them);
(ii)    irrevocably waives and releases each Waiver Beneficiary to the maximum extent permitted by Law from any and all Liabilities (including any Consequential Loss) whatsoever in respect of any loss which a Purchaser Group Member suffers or incurs in relation to a Warranty Claim or Tax Claim by a Purchaser Group Member (or all of them); and
(iii)    agrees that its sole recourse in respect of any Warranty Claim or Tax claim is against the W&I Insurance Policy and, to the extent permitted by Law, the Waiver Beneficiary does not, and will not at any time, have any liability whatsoever (whether under this Agreement or statute, at common law or in equity) in respect of any Warranty Claim or Tax Claim, except if and to the extent:
(iv)    the Warranty Claim or Tax Claim is required to permit or facilitate a claim by the Purchaser under the W&I Insurance Policy against the W&I Insurers, but only on

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the basis that no Waiver Beneficiary will have any liability for any such Warranty Claim or Tax Claim; or
(v)    the Warranty Claim or Tax Claim arises or is increased as a result of the fraud of a Waiver Beneficiary and then only if and to the extent that such Warranty Claim or Tax Claim relates to such Fraudulent Person’s fraud and provided that paragraphs (A) to (C) inclusive 8.11(c)(i) shall apply mutatis mutandis to such Claim; or
(vi)    that the Purchaser makes a claim against the Vendor for a breach of a Title and Capacity Warranty (Title and Capacity Claim) which (alone or in aggregate) exceeds an amount equal to the W&I Policy Limit (as may have been eroded at the time of the Title and Capacity Claim by any other amount recovered under the W&I Insurance Policy), in which case the Vendor’s Liability for the Title and Capacity Claim will be limited to the amount of the Title and Capacity Claim which is in excess of the W&I Policy Limit, notwithstanding that the Purchaser may be unable to pursue or obtain any remedy under the W&I Insurance Policy, whether due to policy exceptions or exclusions, policy limits, validity, creditworthiness or otherwise;
(e)    the Purchaser agrees that clause 8.11(d) has full force and effect notwithstanding, and will not be limited, affected or otherwise prejudiced by:
(i)    whether the Purchaser takes out warranty and indemnity insurance policy in respect to this Agreement;
(ii)    whether or not the Purchaser complies with the remainder of this clause 8.11;
(iii)    whether the W&I Insurance Policy is valid and/or enforceable, revoked, cancelled, or modified in any manner after issuance;
(iv)    the terms and conditions of the W&I Insurance Policy and whether or not it responds to a claim or to any liability which a Purchaser Group Member suffers or incurs; and
(v)    whether the Purchaser is or may be unable for any reason to pursue or obtain a recovery under any insurance policy (including the W&I Insurance Policy) whether due to any policy exceptions or exclusions, the creditworthiness of any person or otherwise, all such matters being at the Purchaser’s risk;
(f)    the Purchaser undertakes to the Vendor that it will not:
(i)    agree to any amendment, variation or waiver of the W&I Insurance Policy;
(ii)    novate, or otherwise assign their rights under, the W&I Insurance Policy; or
(iii)    vitiate the W&I Insurance Policy or do anything which causes any right under the W&I Insurance Policy not to have full force and effect, in each case in way which would be prejudicial to the Vendor or do anything which has a similar effect without the prior written consent of the Vendor (not to be unreasonably withheld);
(g)    the Purchaser acknowledges that:
(i)    all W&I Insurance Costs and any excess payable under the W&I Insurance Policy are solely the responsibility of, and are to be paid by, the Purchaser; and
(ii)    the Vendor has entered into this Agreement and will complete this Agreement in reliance on the W&I Insurance Policy and this clause 8.11;

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(h)    the Purchaser indemnifies the Vendor for and against all Liabilities suffered by a Waiver Beneficiary which arises out of the Purchaser's failure to comply with this clause 8.11; and
(i)    if there is any conflict or inconsistency between this clause 8.11 and any other provisions of this Agreement, this clause 8.11 prevails to the extent of the conflict or inconsistency.
9    Purchaser Warranties and Guarantor Warranties
9.1    Purchaser Warranties
The Purchaser represents and warrants to the Vendor that, as at the date of this Agreement and as at the time immediately before Completion, each of the Purchaser Warranties is true and correct.
9.2    Guarantor Warranties
The Guarantor represents and warrants to the Vendor that, as at the date of this Agreement and as at the time immediately before Completion, each of the Guarantor Warranties is true and correct.
9.3    Each Purchaser Warranty and Guarantor Warranty construed independently
Each Purchaser Warranty and Guarantor Warranty must be construed independently and is not limited by reference to another Purchaser Warranty or Guarantor Warranty.
9.4    When Purchaser Warranties and Guarantor Warranties given
Each of the Purchaser Warranties and the Guarantor Warranties:
(a)    is given as at the date of this Agreement and as at the time immediately before Completion (except where a Purchaser Warranty or a Guarantor Warranty refers only to one of those dates, that Purchaser Warranty or a Guarantor Warranty is given only at that date); and
(b)    will remain in full force and effect after the Completion Date despite Completion.
9.5    Vendor reliance
(a)    The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement in reliance on the Purchaser Warranties.
(b)    The Guarantor acknowledges and agrees that the Vendor has entered into this Agreement in reliance on the Guarantor Warranties.
9.6    Indemnity
The Purchaser indemnifies the Vendor against any Liabilities or loss that the Vendor may incur to the extent caused by any breach of the Purchaser Warranties.
10    Obligations Prior to the Completion Date
10.1    Conduct of Business
Prior to the Completion Date, the Vendor must use its reasonable endeavours to ensure that the Business is conducted in the ordinary course consistent with its usual business practices and that no Group Member:
(a)    (distributions) declares or pays, or determines to be payable, a dividend or makes a distribution of assets to the Vendor, other than any Permitted Dividend or Permitted Preference Share Dividend;

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(b)    (share capital) reduces its share capital, allots, issues, acquires or redeems any equity securities, or sells or grants any option, right to purchase or other form of Security Interest over any such equity securities;
(c)    (capital commitments) enters into any commitment or series of commitments which would involve expenditure of more than $500,000, or defer any budgeted capital expenditure of more than $500,000, other than in the ordinary course of the Business;
(d)    (borrowings) incurs any new indebtedness or obtains any new financial accommodation from any third party of more than $500,000, or creates any encumbrance over its assets other than in the ordinary course of the Business;
(e)    (M&A) disposes of, encumbers or deals with any assets of the Business for consideration or value over $1,000,000, or acquire any assets for consideration or value over $1,000,000;
(f)    (real property) acquire freehold title to any real property or enters into any new lease in respect of leasehold property;
(g)    (contracts) enters into, materially varies, renews or terminates any Material Contract or Lease;
(h)    (employees)
(i)    enters into or modifies the terms of any agreement with any Employee or independent contractor with an annual payment of more than $200,000, other than:
(A)    to replace Employees or contractors who have ceased, or have given or been given notice to cease, employment or engagement with any Group Member; or
(B)    in the ordinary course of business and in accordance with current personnel practices or as required by Law, any industrial instrument or existing employment agreement; or
(ii)    terminate or encourage the resignation of any Employee with an annual remuneration of more than $200,000, other than for good cause;
(i)    (constituent documents) amends or replaces its constitution or other constituent document;
(j)    (accounting policies) materially changes any accounting policies or practices, unless such change is required to comply with a change in the Accounting Standards or the practice or policy of a Governmental Agency;
(k)    (litigation) commences or settles any litigation, arbitration or other legal proceedings for more than $100,000, other than for the collection of any amount owing to any Group Member;
(l)    (winding up) passes a resolution for the winding up or dissolution of any Group Member, other than in the ordinary course of the Business;
(m)    (redundancies) implements any redundancies;
(n)    (insurance) allow to lapse any current insurance of the assets or the business of the Group;
(o)    (non arm’s length terms) enters into any contract or arrangement which is not on arms’ length terms;

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(p)    (working capital) makes any unfavourable changes to its management of working capital compared to past practice in the preceding 12 months of the date of this Agreement; or
(q)    enters into any agreement or arrangement to do any of the things in clauses 10.1(a) to 10.1(l).
10.2    Permitted conduct
(a)    Clause 10.1 does not apply to any action, omission or matter:
(i)    Fairly Disclosed in the Disclosure Material or required or expressly permitted by this Agreement;
(ii)    in respect of which the Purchaser has provided its prior written consent;
(iii)    to progress or settle the Insurance Claim consistently with what has been Fairly Disclosed to the Purchaser in the Disclosure Material;
(iv)    to terminate the Market Street Lease consistently with what has been Fairly Disclosed to the Purchaser in the Disclosure Material or payment of the Market Street Exit Payment;
(v)    in connection with the payment of the earn out in connection with the Little Village Transaction consistently with what has been Fairly Disclosed in the Disclosure Material;
(vi)    in connection with the variation, supplement, renewal, renegotiation of or entry into any insurance policy in respect of the assets or the business of the Group;
(vii)    in connection with the winding up or deregistration of Little Learning School Chatswood North Pty Ltd (ACN 159 849 644) or Project Village Ridley Pty Ltd (ACN 620 199 037);
(viii)    that is required to reasonably and prudently prevent or respond to an emergency or a disaster or manage any urgent or imminent legal or reputational risk to the Group (provided that the Vendor gives the Purchaser notice of the event and proposed action prior to taking the action, where possible, or as soon as reasonably practicable after taking the action if prior notice is not practicable);
(ix)    that the Vendor, acting reasonably, determines is prudent and proportionate having regard to COVID-19 and its impact, or potential impact, on the Business and/or the Employees (provided that the Vendor gives the Purchaser notice of the proposed action prior to taking the action, where possible, or as soon as reasonably practicable after taking the action if prior notice is not practicable); or
(x)    that is required or requested by any Governmental Agency or required by any applicable law (including in connection with any operational requirements or restrictions related to the COVID-19 pandemic or its impacts) or to maintain any Approval.
10.3    Purchaser not to unreasonably withhold consent
If the Vendor request that the Purchaser consent to a proposed action, omission or matter referenced in clause 10.1, the Purchaser must not unreasonably withhold, condition or delay such consent.
10.4    Business access and information
Prior to the Completion Date, to the extent permitted by law, the Vendor must procure that the Purchaser is, on reasonable notice from the Purchaser, given reasonable access (during

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business hours of the Business) to the Business Records, premises (including leased sites), data, records, systems and Key Individuals. The Purchaser may only exercise its right of access under this clause 11.4 to the extent the access will not, in the reasonable opinion of the Vendor:
(a)    unreasonably interfere with the conduct of the Business or the activities and operations of the Group and its employees;
(b)    breach any obligations (including obligations of confidentiality) that the Vendor or the Group owes to any third party or under any law or regulation; or
(c)    compromise or result in a risk of damage to the protection of legal professional privilege of the Group, and the Purchaser agrees to comply with the Vendor's reasonable requirements and directions in relation to the access. Any exercise of the right of access under this clause 10.4 by the Purchaser or any of its Representatives is at the risk of the Purchaser.
10.5    Integration planning
(a)    Between entry into this Agreement and Completion, the Group will provide such assistance, access to premises and personnel as the Purchaser reasonably requests for the purposes of its integration planning.
(b)    Without limiting clause 10.5(a), between entry into this Agreement and Completion, the Group must use reasonable endeavours to cause its independent auditors and other Representatives to cooperate with and assist the Purchaser and its Representatives to:
(i)    (if necessary) modify the financial statements of the Group as required for the Purchaser to comply on a timely basis with its obligations to file financial statements with respect to the Group with the Securities and Exchange Commission (the “SEC”) pursuant to Item 9.01 of Form 8-K, in each case meeting the requirements of Regulation S-X promulgated by the SEC and all other applicable accounting rules and regulations of the SEC promulgated thereunder (including financial statements required by Item 9.01(a)(1) of Form 8-K and pro forma financial information required by Item 9.01(b)(1) of Form 8-K), or with respect to any future registration statement or private offering that may be filed or conducted by Purchaser or its affiliates where inclusion of such financial statements is required; and
(ii)    include or incorporate any of the Group’s audited financial statements and the auditors’ report on them required to be filed, incorporated by reference or included in any disclosure document in connection with a public or private offering of securities of Purchaser or its Related Bodies Corporate or as may be required by Item 3-05 of Regulation S-X (7 C.F.R. Part 210) (US).
(c)    Prior to the Completion Date, the Vendor must procure that each relevant Group Member undertakes, at the cost of the Purchaser and in coordination with the finance team and advisors of the Purchaser, such preparatory work as is reasonably required to convert the Group’s financial statements and all necessary supporting account analyses, including but not limited to business combinations, lease accounting and tax accounting, as of the most recent calendar quarter, to US generally accepted accounting principles, so that the Purchaser can meet its United States accounting filing requirements with respect to the Group on a timely basis following Completion, including audit requirements for the opening balance sheet and 15 day calendar close for quarterly financial reporting (together with work undertake pursuant to clause 10.5(b), being the Preparatory Accounting Work).

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(d)    The Parties agree that if the Preparatory Accounting Work is not completed by 30 June 2022, the Completion Date will not occur prior to 1 August 2022.
(e)    The Purchaser agrees that no employee, director or officer of the Vendor Group or Group who undertakes Preparatory Accounting Work pursuant to clauses 10.5(b) and 10.5(c) (Relevant Participant) will be liable for, and the Purchaser agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make, any claim against any Relevant Participant, any action taken in connection with such Preparatory Accounting Work.
10.6    Change of control consents
(a)    The Vendor and the Purchaser must (and the Vendor must procure that each Group Member) use reasonable endeavours as soon as reasonably practical after the date of this Agreement to obtain, prior to Completion any Third Party Consents that are required under any Material Contract or Lease as a result of the change of Control of the Group on Completion.
(b)    The Purchaser must not, without the prior written consent of the Vendor (not to be unreasonably withheld), approach or enter into any negotiations with a counterparty to a Material Contract or Lease.
(c)    The Vendor must:
(i)    consult with the Purchaser regarding the written communications to counterparties to the Material Contracts and Leases, which must be sent in a form acceptable to the Purchaser (acting reasonably and without undue delay); and
(ii)    upon reasonable request from the Purchaser, keep the Purchaser informed of progress in obtaining the consents (including providing copies of information reasonably requested by the Purchaser).
10.7    Management Equity Plan
The Vendor must:
(a)    procure that the Management Equity Plan is terminated on or prior to Completion such that no party will have any further rights or obligations under the Management Equity Plan;
(b)    cause the Preference Shares to be bought back and cancelled no later than 5 Business Days prior to Completion, such that no Preference Shares are on issue as at Completion; and
(c)    deliver an updated capitalisation table for the Company to the Purchaser no later than 5 Business Days prior to the Completion Date.
10.8    Domain names
The Vendor must use reasonable endeavours to procure that the beehivechildcare.com.au, brightsteps.com.au, littlevillage.net.au, littletreehouse.com.au and littlevillage.net.au domains are transferred into, or a replacement domain name registration is obtained in, the name of a Group Member prior to the Completion Date.
10.9    Bank Guarantees
(a)    The parties must, at their respective own cost, take all reasonable steps (including in the case of the Purchaser, the steps set out in clause 10.9(d)), before and, where applicable,

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after Completion to ensure that each Bank Guarantee is released and returned (where applicable) to the satisfaction of the Vendor with effect on and from Completion or as soon as reasonably possible thereafter (and in any event by the expiry date of the relevant Bank Guarantee), such that the relevant third party issuer or guarantee provider and each Vendor Group Member is released from any actual, contingent or accrued Liabilities in respect of each Bank Guarantee.
(b)    Without limiting clause 10.9(a), in relation to any Bank Guarantees which have not been released and returned on Completion, the Purchaser must ensure that, effective from Completion, one or more financial institutions acceptable to the Vendor, acting reasonably, have issued back-to-back guarantees in an aggregate amount not less than the maximum amount that may become payable by any Vendor Group Member or third party issuer or guarantee provider under or in relation to such Bank Guarantees, such that each Vendor Group Member is released from any actual, contingent or accrued Liabilities in respect of each Bank Guarantee.
(c)    The Purchaser indemnifies the Vendor against and must pay the Vendor on demand an amount equal to:
(i)    all fees, premiums, margins, costs and expenses paid or payable by any Vendor Group Member to any third party issuer or guarantee provider of any Bank Guarantees to the extent such fees, premiums, margins, costs and expenses relate to any Bank Guarantee remaining in place after Completion; and
(ii)    any Liability that any Vendor Group Member incurs or is liable for under or in relation to a Bank Guarantee after Completion.
(d)    For the purposes of clause 10.9(a), ‘reasonable steps’ includes the Purchaser or (at the request of the relevant issuer or guarantee provider) another Purchaser Group Member providing:
(i)    a replacement guarantee or security on terms the same or substantially the same as the terms of a Bank Guarantee; and
(ii)    if requested by the relevant issuer or guarantee provider, evidence of the Purchaser’s or the other Purchaser Group Member’s financial standing and solvency and of any other matters reasonably requested to secure the release of a Bank Guarantee.
(e)    The Vendor must ensure that the Company provides reasonable assistance and information required by the Purchaser to assist the Purchaser to perform its obligations under this clause 10.8.
10.10    Repayment of indebtedness
On or before Completion, the Vendor must procure that
(a)    all indebtedness owed from any Vendor Group Member (other than a Group Member) to a Group Member, including any inter-company working capital financing and intercompany Tax receivables and payables, is repaid in full together with any interest accrued up to Completion; and
(b)    all indebtedness (other than trading debts and receivables in the ordinary course) owed from any Group Member to any Vendor Group Member (including any inter-company working capital financing and intercompany Tax receivables and payables) is repaid in full together with any interest accrued up to Completion.

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10.11    Existing Shareholders' Agreement
The Vendor agrees to cause all steps required to be taken to ensure that Shareholders' Agreement terminates on or before Completion, so that:
(a)    no party will have any rights or obligations under the Shareholders' Agreement in relation to any matter, act or omission undertaken at any time arising out of or in connection with the Shareholders' Agreement; and
(b)    each party to the Shareholders' Agreement releases each other party from all actions, demands, claims and proceedings under, or in connection with, the Shareholders' Agreement, provided that the covenants that by their terms survive termination of the Shareholders' Agreement will survive in accordance with their respective terms. The Company agrees to the termination of the Shareholders’ Agreement in accordance with this clause 10.10.
10.12    D&O insurance
(a)    The Vendor will, prior to the Completion, enter into arrangements to secure (at the Vendor's cost) run-off insurance cover in respect of the directors and officers of each Group Member (Run-Off Beneficiaries) for each such director and officer for up to 7 years after that director or officer has resigned from the Group Member (Run-Off Insurance).
(b)    The Purchaser must ensure that each relevant Group Member maintains the Run Off Insurance after Completion and undertakes to the Vendor and each Run-Off Beneficiary that it will not, and will procure that each Group Member does not:
(i)    terminate, waive, amend or otherwise vary or cancel the Run-Off Insurance at any time after Completion without the prior written consent of all relevant Run-Off Beneficiaries; or
(ii)    do anything that (other than allowing a Run-Off Insurance to expire in accordance with its terms), or fail to do anything where such failure, would entitle the insurer of the Run-Off Insurance to cancel, qualify or avoid cover or to deny or reduce their liability for any covered Claim.
(c)    The Purchaser agrees from Completion, to provide, and to procure that each Group Member provides, all information reasonably required of them to give effect to each Run-Off Insurance, including the provision of reasonable assistance and information in order to make a claim under the Run-Off Insurance.
(d)    From Completion, the Purchaser undertakes to the Vendor and each current or former director or officer of a Group Member, to procure that each Group Member does not, terminate, waive, amend or otherwise vary or cancel, any covenant or indemnity in favour of a current or former director or officer of a Group Member (in their capacity as such), which has been Fairly Disclosed to the Purchaser before entry into this Agreement, except as required by Law or with the prior written consent of each affected person.
11    Post Completion
11.1    Retain copies of books and records
The Vendor may retain copies of all books of accounts, books, records, contracts and commitments of the Group to the extent required to comply with its legal or regulatory obligations (including those relating to Tax).

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11.2    Access to books and records
(a)    Notwithstanding clause 11.1, for a period of 7 years after Completion (or for any longer period required by law) the Purchaser must allow the Vendor reasonable access after Completion to relevant books of accounts, books, records, contracts and commitments of the Group relating to periods prior to Completion, to the extent necessary to comply with any legal or regulatory obligations (including those relating to Tax) or to address any dispute with a third party or to the extent required in connection with any inquiries, including potential inquiries, of a Governmental Agency. The Purchaser (acting reasonably) is not obliged to take any action or procure a Group Member to take any action which would result in a waiver of legal professional privilege. The Vendor and its Representatives may only retain copies of such material for so long as they are required for the purpose for which it was requested.
11.3    Control of taxation returns, etc
(a)    The Purchaser will have the sole conduct and control of:
(i)    the preparation and filing of all Income Tax, or other Tax, returns, forms or statements of the Group for Income Years, or other periods, ending before Completion (Pre-Completion Returns);
(ii)    the preparation and filing of all Income Tax, or other Tax, returns, forms or statements of the Group for Income Years, or other periods, commencing before but ending on or after Completion (Straddle Returns), to the extent such Straddle Returns relate to income, profits or gains derived, or transactions occurring, before Completion; and
(iii)    the preparation and filing of all other Tax returns, forms or statements of the Group to the extent they relate to any act, matter or transaction occurring, or any period, before Completion (Other Relevant Returns).
(b)    The Vendor must procure that the Vendor Group furnishes all information, executes all documents, gives or makes all notices, consents, claims, elections, selections and declarations, makes available (and permits the Purchaser to take copies of) all books and records of the Vendor Group, gives access to all relevant employees, directors and officers of the Vendor Group, and otherwise provides all such assistance as the Purchaser may reasonably require in relation to the preparation and filing of Pre-Completion Returns, Straddle Returns and Other Relevant Returns.
(c)    In respect of the Pre-Completion Returns, the parties must procure that, to the extent applicable, the Group make an Accelerated Depreciation Measure Opt Out Choice or a Temporary Full Expensing Measure Opt Out Choice in respect of the relevant assets (as applicable).
(d)    The Purchaser must provide a draft of each Pre-Completion Return, Straddle Return or Other Relevant Return to be lodged after entry into this Agreement, together with supporting work papers, to the Vendor:
(i)    in the case of a Pre-Completion Return, Straddle Return or Other Relevant Return that relates to Tax other than Income Tax, no later than 15 Business Days before the due date for lodgement; and
(ii)    in the case of a Pre-Completion Return, Straddle Return or Other Relevant Return relating to Income Tax, no later than 20 Business Days before the due date for lodgement.

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(e)    The Purchaser must procure that the Purchaser Group does not, without the prior consent of the Vendor (such consent not to be unreasonably withheld or delayed):
(i)    file any Pre-Completion Return, Straddle Return or Other Relevant Return with any Taxation Authority;
(ii)    amend, or request or permit the amendment of, or make or lodge any objection or appeal in relation to, any Pre-Completion Return, Straddle Return or Other Relevant Return;
(iii)    apply to any Taxation Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by a Pre-Completion Return, Straddle Return or Other Relevant Return, or to any act, matter or transaction occurring before Completion; or
(iv)    furnish to any Taxation Authority any information (in writing or otherwise) in relation to any Pre-Completion Return, Straddle Return or Other Relevant Return, or to any act, matter or transaction occurring before Completion, including where the provision of the information is required by law (and the Vendor agrees that where the Purchaser demonstrates that the provision of information is required by law, the Vendor will act reasonably in giving consent to the form and content of the disclosure of such information to the Taxation Authority and cannot unreasonably withhold their consent in a manner which would result in the Purchaser Group contravening its obligations to disclose such information as required by law).
(f)    If any Taxation Authority undertakes an Audit of the Purchaser Group, or issues an Assessment to the Purchaser Group, which relates to any Pre-Completion Return, Straddle Return or Other Relevant Return, or to any act, matter or transaction occurring before Completion with respect to which the Vendor may be liable (Tax Items):
(i)    the Purchaser must as soon as reasonably practicable (and in any event, within 15 Business Days) give the Vendor written notice of the Audit or Assessment (together with copies of all documents received from the Taxation Authority) and provide full written details of the Audit or Assessment to the extent it relates to Tax Items;
(ii)    the Vendor, at their own cost and expense, will have the sole conduct and control of all action taken by the Purchaser Group in respect of the Audit or Assessment to the extent it relates to any Tax Items;
(iii)    the Purchaser must not accept, and will procure that each other Purchaser Group Member does not, accept or concede any position in connection with any Tax Items with the Taxation Authority without the Vendor's prior written consent (not to be unreasonably withheld or delayed) and, in the event that, notwithstanding this clause 11.3(f)(iii), a Purchaser Group Member accepts or concedes any position with the Taxation Authority without the Vendor's prior written consent (unless unreasonably withheld or delayed), the Vendor will not have any Liability in connection with the relevant Tax Items;
(iv)    the Purchaser must procure that the Purchaser Group furnishes all assistance that the Vendor may reasonably require in relation to action taken in respect of the Audit or Assessment to the extent it relates to Tax Items; and
(v)    the Purchaser must procure that the Vendor is authorised to take such action on behalf of and in the name of any Group Member as the Vendor may reasonably require in respect of the Audit or Assessment to the extent it relates to any Tax

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Items, including, responding (in writing or otherwise) to any audit enquiry from any Taxation Authority, attending and conducting interviews, meetings, discussions and negotiations with any Taxation Authority, negotiating and concluding compromises, agreements and settlements with any Taxation Authority, lodging requests for rulings, opinions or determinations with any Taxation Authority and lodging or instituting objections, applications, appeals and other litigation with any Taxation Authority, tribunal or court.
(g)    The Purchaser must procure that each Group Member uses to the full extent possible any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind relating to a period or part period ending before Completion in respect of Tax that is reasonably available to reduce, limit, defer or otherwise mitigate a Liability to Tax which otherwise would or may give rise to a Tax Claim. In this clause 11.3(g) in relation to Income Tax, relief includes, without limitation, relief available from use of current or prior year losses, or loss transfers from Related Entities.
(h)    The Vendor must reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in providing assistance to the Vendor under this clause 11.3.
Nothing in this clause 11.3 will be taken to limit the Purchaser’s obligations under other provisions of this Agreement.
11.4    Tax relief
The Purchaser must pay to the Vendor an amount equal to any credit, refund, rebate, reimbursement or other form of relief allowed by or received from a Taxation Authority in respect of:
(a)    any Tax paid by any Group Member on or before Completion or provided for in the Completion Accounts except to the extent that the credit, refund, rebate, reimbursement or other form of relief is already provided for in the Completion Accounts; or
(b)    any Tax paid by any Group Member after Completion to the extent the Purchaser has received an amount under clause 7.8 or under a Tax Warranty for such Tax, less the amount of any Tax to which the Purchaser or a Group Member is subject in connection with the relevant Tax benefit.
Any amount paid by the Purchaser to the Vendor under this clause 11.4 will be in addition to and an increase in the Purchase Price.
12    Non solicitation
From the Completion Date until the date that is two years after the Completion Date, the Vendor must not (and must procure that its Restrained Parties do not) without the prior written consent of the Purchaser (which consent must not be unreasonably withheld), directly or indirectly, hire or solicit for employment any Key Individuals, provided that nothing in this clause 12 prohibits the Vendor or any of its Restrained Parties from engaging in general solicitations to the public or general advertising not targeted at the Key Individuals; or hiring or soliciting any employee whose employment has been terminated by a Group Member following Completion.
13    Confidentiality
13.1    Confidentiality obligations
Subject to clause 13.2, each party must keep confidential, and require that each of its Representatives to whom any term of this Agreement is disclosed keep confidential, the terms of

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this Agreement and any agreement or document entered into in connection with, or contemplated by, this Agreement.
13.2    Exceptions
A party may make any disclosures in relation to this Agreement or other agreement or document referred to in clause 13.1 to:
(a)    comply with any applicable law (except to the extent it can be excluded or limited by contract or by a confidentiality obligation) or requirement or written request of any Governmental Agency, provided the information is identified as, and should be treated as, confidential to the extent permitted by law;
(b)    any of its Representatives, to whom it is necessary to disclose the information, provided the information is identified as being confidential and those persons are bound or required to keep the information disclosed confidential; or
(c)    to comply with the terms of this Agreement or such other agreement or document, or to pursue any Claim including in any court proceedings.
13.3    Public announcements
(a)    Except as required by law or the rules of any securities exchange or the rules and regulations of the Securities and Exchange Commission, all press releases and other public announcements relating in any way to the Transaction must be on terms agreed by the Vendor and the Purchaser acting reasonably.
(b)    Where a press release or other public announcement is required to be made by law or the rules of any securities exchange or the rules and regulations of the Securities and Exchange Commission, the party required to make such release or other announcement must:
(i)    notify the other party to this Agreement in writing as soon as reasonably practicable upon becoming aware of the need to make such release or announcement; and
(ii)    where practicable, provide to the other party a draft of the proposed disclosure, to the extent that the announcement (or part thereof) relates to this Agreement, prior to its release.
(c)    Notwithstanding anything else in this clause 13, any Purchaser Group Member (or their officers or employees) may make disclosures relating to the Transaction on earnings or investor calls, provided that the only material information relating to the Transaction disclosed is information that is already in the public domain (other than by reason of a breach of this clause 13) or otherwise approved by the Vendor.
14    Termination
14.1    Termination for a failure to Complete
(a)    If a party does not Complete on the day and time scheduled for Completion, other than as a result of default by the other party, the non-defaulting party may give the defaulting party notice requiring it to satisfy its obligations required for Completion to occur within 10 Business Days of receipt of the notice and declaring time to be of the essence.
(b)    If the defaulting party does not Complete within the period specified in clause 14.1(a), the non-defaulting party may choose either to seek specific performance or terminate this Agreement (immediately by further written notice to the defaulting party). In either case, the non-defaulting party may seek damages for the default.

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14.2    Termination for insolvency
(a)    The Purchaser may terminate this Agreement at any time before Completion by notice in writing to the Vendor if:
(i)    an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Vendor or any Group Member (other than Little Learning School Chatswood North Pty Ltd and Project Village Ridley Pty Ltd);
(ii)    a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Vendor or any Group Member; or
(iii)    a holder of a Security Interest takes possession of the whole or any substantial part of the undertaking and property of the Vendor or any Group Member.
(b)    The Vendor may terminate this Agreement at any time before Completion by notice in writing to the Purchaser if:
(i)    an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Purchaser or the Guarantor;
(ii)    a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Purchaser or the Guarantor; or
(iii)    a holder of a Security Interest takes possession of the whole or any substantial part of the undertaking and property of the Purchaser or the Guarantor.
14.3    Effect of termination
(a)    If this Agreement is terminated under clause 2.5, 14.1 or 14.2, then, in addition to any other rights, powers or remedies provided under this Agreement or by law:
(i)    each party is discharged from any further obligation under this Agreement; and
(ii)    each party retains the rights it has against any other party in connection with any breach or Claim that has arisen prior to termination.
(b)    This clause 14.2 and each of the following clauses survives termination of this Agreement under clause 2.5, 14.1 or 14.2: Clauses 1 (Definitions and Interpretation), 8 (Limitations on Liability), 13 (Confidentiality), 14 (Termination), 15 (No Other Liability), 16 (GST), 18.1 (Costs and Duty), 18.10 (Notices), 18.11 (Governing Law and Jurisdiction) and 18.13 (Counterparts).
14.4    No other right to terminate or rescind
No party may terminate or rescind this Agreement except as permitted under clause 2.5, 14.1, or 14.2.
15    No Other Liability
The parties agree that:
(a)    no Representative of a party will owe or have any Liability to the other party or any of its Related Bodies Corporate in connection with any act, matter or thing which occurred before, at or after Completion, in connection with this Agreement or any of the transactions contemplated by this Agreement, other than an act of fraud by that person; and

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(b)    each Representative of a party is entitled to the benefit of, and may directly enforce, this clause 15 and the relevant party holds such benefit at the direction of those persons and is entitled to enforce this clause 15 on behalf of or for the benefit of any of those persons.
16    GST
16.1    Amounts are exclusive of GST
Unless otherwise expressly stated, all amounts referred to in this Agreement are exclusive of GST.
16.2    Recovery of GST
If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. If a tax invoice is not received before the consideration for the supply is provided, the GST Amount is payable upon receipt of the tax invoice. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.
16.3    Liability net of GST
Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other Liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other Liability.
16.4    Adjustment events
If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and, subject to the issue of an adjustment note for that adjustment, an appropriate payment will be made between the parties.
16.5    Survival
This clause will not merge upon completion and will continue to apply after the expiration or termination of this Agreement.
16.6    Definitions
Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST Law will have the same meaning in this clause.
17    Guarantee
17.1    Guarantee
In consideration of the Vendor entering into this Agreement at the request of the Guarantor, the Guarantor:
(a)    unconditionally and irrevocably guarantees to the Vendor on demand the due and punctual performance by the Purchaser of all its obligations under this Agreement;
(b)    separately indemnifies the Vendor against:
(i)    any Liability that may be incurred or sustained by the Vendor in connection with any default or delay by the Purchaser in the due and punctual performance of any of its obligations under this Agreement, and any Liability the Vendor is entitled to

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recover pursuant to this Agreement which is not recoverable from the Purchaser; and
(ii)    any amount that the Purchaser would have been liable to pay to the Vendor, or which would have been recoverable by the Vendor, but for the Purchaser's Liquidation; and
(c)    on demand from time to time, will pay an amount equal to any Liability and amount which is then due and payable by the Purchaser to the Vendor under or in connection with this Agreement, or which would have been due and payable by the Purchaser to the Vendor under or in connection with this Agreement, including pursuant to clause 17.1(b)(ii).
For the purposes of this clause 17, Liabilities expressly includes amounts that the Purchaser would have been liable to pay.
17.2    Unconditional nature of obligation
Neither this Agreement nor the obligations of the Guarantor under it will be affected by anything which but for this provision might operate to release, prejudicially affect or discharge the Agreement or the obligations of the Guarantor or in any way relieve the Guarantor from any obligation. This includes:
(a)    the grant to any person of any time, waiver or other indulgence, or the discharge or release of any person;
(b)    any transaction or arrangement between the Vendor and any person;
(c)    the Vendor becoming party to or bound by any compromise, moratorium, assignment of property, scheme of arrangement, deed of company arrangement, composition of debts or scheme of reconstruction by or relating to any person;
(d)    the Vendor exercising or delaying or refraining from exercising or enforcing any document or agreement or any right, power or remedy conferred on it by law or by any document or agreement;
(e)    all or any part of any document or agreement held by the Vendor at any time or of any right, obligation, power or remedy changing, ceasing or being transferred (this includes amendment, variation, novation, replacement, rescission, invalidity, extinguishment, repudiation, avoidance, unenforceability, frustration, failure, expiry, termination, loss, release, discharge, abandonment or assignment);
(f)    the taking or perfection of any document or agreement or failure to take or perfect any document or agreement;
(g)    the failure by any person or the Vendor to notify the Guarantor of any default by any person under any document or agreement or other circumstance;
(h)    the Vendor obtaining a judgment against any person for the payment of any Liabilities owing by the Purchaser to the Vendor under or in connection with this Agreement;
(i)    any change in any circumstance (including in the members or constitution of any person);
(j)    any increase in the Liabilities owing by the Purchaser to the Vendor under or in connection with this Agreement for any reason (including as a result of anything referred to above);
(k)    any legal limitation, disability, Liquidation, incapacity or thing affecting any person or the operation of any law, including any law relating to Liquidation, fiduciary or other duties or obligations or the protection of creditors;

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(l)    any release, discharge, termination, rescission, repudiation, extinguishment, abandonment or disclaimer;
(m)    any failure by any person to execute, or to execute properly, an agreement or document or to comply with some requirement; or
(n)    an agreement, document, obligation or transaction being or becoming illegal, invalid, void, voidable or unenforceable in any respect, whether with or without the consent or knowledge of the Guarantor.
None of the paragraphs in this clause 17.2 limits the generality of any other.
17.3    Principal and independent obligation
This clause 17 is a principal and independent obligation. It is not ancillary or collateral to any other document, agreement, right or obligation and extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Guarantor.
17.4    Continuing guarantee and indemnity
This clause:
(a)    is a continuing guarantee and indemnity;
(b)    will not be taken to be wholly or partially discharged by the performance by the Purchaser of any of its obligations under this Agreement or by any settlement of account or other matter or thing; and
(c)    despite Completion, remains in full force and effect for so long as the Purchaser has any Liability or obligation to the Vendor under this Agreement and until all of those Liabilities or obligations have been fully discharged.
18    General
18.1    Costs and Duty
(a)    Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement.
(b)    The Purchaser must pay all duty (including stamp duty and any fines, penalties and interest) that may be payable on or in connection with this Agreement, any transaction evidenced by this Agreement and any instrument or transaction entered into under this Agreement.
18.2    Foreign resident capital gains tax withholding tax
(a)    For the purposes of subsection 14-225(2) of Schedule 1 the TAA, by entering into this document the Vendor declares that the Shares are not indirect Australian real property interests for the six month period commencing on the date of this Agreement.
(b)    If Completion occurs later than the date that is six months after the date of this Agreement, the Vendor must deliver to the Purchaser, on or before Completion, a further declaration that the Shares are not indirect Australian real property interests for the six month period commencing on the date of such declaration.
(c)    The Purchaser acknowledges and agrees that:
(i)    clause 18.2(a) (or any further declaration under clause 18.2(b)) constitutes a declaration for the purposes of sections 14-210(3) and 14-225(2) of Schedule 1 to the TAA, given by the Vendor to the Purchaser;

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(ii)    the Purchaser does not know the declaration in clause 18.2(a) (or any further declaration under clause 18.2(b)) to be false in respect of the Vendor; and
(iii)    as a result of the matters referred to in clauses 18.2(c)(i) and 18.2(c)(ii), the Purchaser will not (despite any provision to the contrary in this Agreement) withhold a CGT Withholding Amount from any payment to be made to the Vendor in connection with this Agreement.
18.3    Third Party Benefit
(a)    Subject to clause 18.3(b), no person that is not a party to this agreement has, or may enforce, any rights or benefits under this Agreement.
(b)    To the extent that a representation, warranty, indemnity, release, undertaking or acknowledgment given by a party in this Agreement is given to or for the benefit of any Representative of another party (such other party being referred to as the Recipient) or any director, officer, employee or agent of the Recipient or its Related Entities (each referred to as a Third Party Beneficiary), the benefit of that representation, warranty, indemnity, release, undertaking or acknowledgment is held by the Recipient for the benefit of, and is enforceable by, each such Third Party Beneficiary, notwithstanding that any such Third Party Beneficiary is not a party to this Agreement.
18.4    No Merger
The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.
18.5    Assignment
No party may assign, charge, encumber or otherwise deal with any rights and obligations under this Agreement, or attempt or purport to do so, without the prior written consent of each other party except, in the case of the Purchaser, to any financier of a Purchaser Group Member from time to time in connection with any financing provided in connection with the transactions that are the subject of this Agreement.
18.6    Further Assurances
Each party must do anything (including executing agreements and documents) necessary to give full effect to this Agreement and the transactions contemplated by it.
18.7    Entire Agreement
This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. None of the parties have relied on or is relying on any other Conduct in entering into this Agreement and completing the transactions contemplated by it.
18.8    No Waiver
No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement operates as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

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18.9    Severability of Provisions
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.
18.10    Notices
Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:
(a)    must be in writing and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);
(b)    must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or email to the address or email address below or the address or email address last notified by the intended recipient to the sender after the date of this Agreement:

(i) to the Vendor
Address: Level 28 Aurora Place, 88 Phillip Steet, Sydney NSW 2000
Email: spayne@BainCapital.com / ewinkler@BainCapital.com / bgombert@baincapital.com / M.Murphy@baincapital.com
Attention: Samuel Payne / Eli Winkler / Bart Gombert / Michael Murphy
With a copy (such copy not constituting notice) to:
Email: noah.obradovic@allens.com.au
Attention: Noah Obradovic

(ii) to the Purchaser:
Address: 2 Wells Ave, Newton, MA 02459, United States of America
Email: JCASAGRANDE@brighthorizons.com
Attention: John Casagrande
With a copy (such copy not constituting notice) to:
Email: rebecca.maslen-stannage@hsf.com, mia.harrison-kelf@hsf.com and Samuel.Karshis@brighthorizons.com

(c)    will be conclusively taken to be duly given or made:

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(i)    in the case of delivery in person, when delivered;
(ii)    in the case of delivery by express post, to an address in the same country, 2 Business Days after the date of posting;
(iii)    in the case of delivery by any other method of post, 6 Business Days after the date of posting or 10 Business Days after the date of posting (if posted to an address in another country); and
(iv)    in the case of email, at the earliest of:
(A)    the time that the sender receives an automated message from the intended recipient's information system confirming delivery of the email;
(B)    the time that the intended recipient confirms receipt of the email by reply email; and
(C)    three hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that three hour period, an automated message that the email has not been delivered, but if the result is that a Notice would be taken to be given or made on a day that is not a business day, or at a time that is later than 5 p.m., in the place to which the Notice is sent, it will be conclusively taken to have been duly given or made at the start of the business on the next business day in that place.
18.11    Discretion in exercising rights
A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.
18.12    Governing Law and Jurisdiction
This Agreement and, to the extent permitted by law, all related matters including non-contractual matters is governed exclusively by the laws of New South Wales, Australia. In relation to such matters each party irrevocably accepts the non-exclusive jurisdiction of courts with jurisdiction there and waives any right to object to the venue on any ground.
18.13    Counterparts
This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

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Schedule 1
Vendor Warranties
Part A – Title & Capacity Warranties
Incorporation and Existence
1    The Vendor is duly incorporated and validly exists under the law of its place of incorporation.
2    The Vendor has full corporate power and authority to own the Shares.
3    The Vendor is not insolvent and no receiver has been appointed over any part of the Vendor's assets and no such appointment has been threatened in writing.
4    The Vendor is not in liquidation and no proceedings have been brought or threatened in writing for the purpose of winding up the Vendor.
5    So far as the Vendor is aware, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Vendor.
6    No administrator has been appointed to the Vendor nor has any deed of company arrangement been executed or proposed in respect of the Vendor.
7    The Vendor has not entered into any written arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.
8    The Vendor is not (or has taken to be under applicable legislation) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts.
Authority
9    The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Vendor.
10    The Vendor has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by the Vendor.
11    This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.
12    The execution, delivery and performance by the Vendor of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:
(a)    any provision of the constitution of the Vendor;
(b)    any material term or provision of any security arrangement, undertaking, agreement or deed; or
(c)    any writ, order or injunction, judgement, or law to which it is a party or is subject or by which it is bound.
Shares
13    The Vendor is the sole legal and beneficial owners of the Shares, free from any Security Interests and Permitted Security Interests.
14    The Vendor has full power and authority to transfer legal and beneficial title to the Shares to the Purchaser.

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15    The Shares comprise the entire issued share capital of the Company.
16    The Shares have been fully paid up and validly allotted and no moneys are owing in respect of them.
17    On Completion there will be no restriction on the sale or transfer of the Shares to the Purchaser on the terms of this Agreement, and at Completion the Purchaser will acquire the full legal and beneficial ownership of the Shares free and clear of all Security Interests and Permitted Security Interests, subject to registration of the Purchaser in the register of members.

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Part B – Business Warranties
The Group
18    Each Group Member is duly incorporated and validly exists under the law of its place of incorporation.
19    Each Group Member has full corporate power and authority to own its assets and business and to carry on its business as now conducted.
20    No Group Member is insolvent and no receiver has been appointed over any part of any Group Member's assets and no such appointment has been threatened in writing.
21    No Group Member is in liquidation and no proceedings have been brought or threatened in writing for the purpose of winding up any such Group Member.
22    So far as the Vendor is aware, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up any Group Member.
23    No administrator has been appointed to a Group Member nor has any deed of company arrangement been executed or proposed in respect of any such Group Member.
24    No Group Member has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.
25    No Group Member is (or has taken to be under applicable legislation) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened in writing to stop or suspend, the payment of all or a class of its debts.
26    As at Completion:
(a)    the structure diagram for the Group set out in Schedule 10 is accurate and complete and shareholdings are 100%; and
(a)    no Group Member has any equity interest in any entity other than the entities listed in Schedule 6.
27    The affairs of each Group Member have been conducted materially in accordance with the relevant entity’s constituent documents.
28    On Completion there will be no options, agreements, or understandings (including pre-emptive rights or rights of first refusal) which entitle or may entitle any person to call for the purchase or transfer of any shares or other securities in the Company or any Group Member.
29    In respect of each Group Member:
(a)    at Completion, its shares have been validly issued, are fully paid and are free and clear of all Security Interests;
(b)    it has not issued securities with conversion rights to shares or securities in it and there are no agreements or arrangements under which options or convertible notes have been issued by it; and
(c)    there are no voting agreement or arrangements with respect to its securities.
Accounts and liabilities
30    The Accounts:
(b)    were prepared with due care in accordance with the Accounting Standards (as applicable to each Group Member) applied on a consistent basis (in all material respects) with the immediately preceding financial year;

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(a)    give a true and fair view of the financial position of the Group as at the Accounts Date and the financial performance of the Group for the financial period ending on the Accounts Date;
(b)    disclose all known material liabilities of the Group as at the Accounts Date and contain provisions for them, to the extent required by, and in accordance with, the Accounting Standards.
The Management Accounts
31    The Management Accounts:
(a)    were prepared with due care and attention on a consistent basis, using the same principles, policies and practices as the preceding 12 months, including the principles, policies and practices used to prepare the Accounts;
(b)    having regard to the purpose for which they were prepared, give a materially accurate view of the financial position of the Group as at the date to which they were prepared and the financial performance of the Group for the period in respect of which they were prepared;
(c)    are not affected by any abnormal, extraordinary, exceptional or non-recurring items;
(d)    disclose all material liabilities of the Business as at their stated accounts date (whether actual, contingent or otherwise) and contain proper and adequate provision for them, in accordance with the Accounting Standards; and
(e)    are not misleading or deceptive in any respect;
32    Since the date of the Accounts to the date of this Agreement:
(a)    there has been no material change in the assets, liabilities, turnover, earnings, financial position, trading position affairs or performance of the Group;
(b)    the Group has conducted its business in the ordinary course;
(c)    no Group Member has:
(i)    sold, disposed of or created a Security Interest over any of its assets worth more than $1,000,000, except in the ordinary course of business;
(ii)    acquired any assets worth more than $1,000,000, except in the ordinary course of business;
(iii)    declared or paid any dividend or other distribution of assets to its members;
(iv)    entered into any contract or commitment requiring the payment of:
(A)    more than $250,000 on any one occurrence; or
(B)    more than $250,000 per annum for more than 3 years
(v)    entered into any new external financing arrangements, or drawn down on existing credit facilities, other than debt repaid in accordance with clause 10.10;
(vi)    entered into any agreements with the Vendor or any of its Related Entities (other than another Group Member), or any of their Representatives;
(vii)    forgiven any amounts owing to the Group Member by a third party, in excess of $100,000 in aggregate;
(viii)    settled any claims or any litigation, arbitration or other legal proceedings in excess of the amounts provided for in respect of such claims litigation, arbitration or proceedings in the Accounts;
33    No bank guarantee or third party credit support (including the Bank Guarantees) has been procured by a Group Member other than in the ordinary course of business,
34    At Completion, there are no:

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(a)    financing agreements or arrangements entered into by a Group Member for the borrowing of money (including pursuant to the External Debt Facility);
(b)    debentures, bonds, notes or similar debt instruments issued by a Group Member;
(c)    guarantees given by a Group Member, or to which a Group Member is otherwise subject, in relation to any other Group Member or any other person, other than the Bank Guarantees;
(d)    Security Interests over the assets or securities of a Group Member; or
(e)    financing arrangements that restrict the disposal of a Group Member.
Material Contracts
35    the Disclosure Material includes true and complete copies of each Material Contract to which a Group Member is a party as at the date of this Agreement.
36    Each Material Contract:
(a)    is in full force and effect and is valid and binding on the Group Member that is party to it in accordance with its terms;
(b)    Is on arms’ length and was entered into in the ordinary course of business;
37    No Group Member has done or permitted to be done anything that the Vendor consider, acting reasonably, would be likely to cause any Material Contract to be terminated.
38    So far as the Vendor is aware, no other party to a Material Contract is in default, or would be in default but for the requirements of notice or lapse of time, under that agreement.
39    There has been no failure by a Group Member to comply with a material obligation under any Material Contract.
40    No Group Member is in material breach of or material default under any Material Contract.
41    No Group Member has entered into an agreement that:
(a)    contains a non-compete undertaking in favour of any third party;
(b)    contains an exclusivity provision that restricts a Group Member;
(c)    contains a minimum order requirement in excess of $250,000 that cannot be terminated on less than 3 months notice; or
(d)    otherwise materially restricts the Group Member’s ability to carry on the Business.
42    As at the date of this Agreement, no Group Member has received, or given, any notice of termination of any agreement to which it is a party that will, or would reasonably be likely to, have a material adverse effect on the Group Member.
43    No Group Member is party to any agreement or arrangement with a Vendor Group Member under which the Group Member is required to give a material financial benefit to that Vendor Group Member.
Assets
44    The Group Members own, or have the right to use, all of the assets that are material for the conduct of the Business as it is carried out as at the date of this Agreement.
45    There are no Security Interests over the tangible assets of the Group, except for:
(a)    any Security Interest disclosed in the Disclosure Material; and
(b)    ordinary course hire purchase, lease, rental or similar agreements.

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46    All assets owned or used by a Group Member:
(a)    are in good repair and condition having regard to their age;
(b)    are in satisfactory working order and have been regularly and properly maintained;
(c)    are capable of performing the functions for which they are used;
(d)    are recorded in the books of the Group Members;;
(e)    comply with all applicable laws, conform with all standards and have not been repaired, altered, modified, operated or maintained in a way that would void or otherwise affect any warranty provided by the suppliers of those assets; and
(f)    are not dangerous or unsafe.
Leasehold Properties
47    The particulars of the Leasehold Properties set out in Schedule 5 are true and accurate.
48    The Leasehold Properties comprise all the land and premises used or occupied by a Group Member on its own account or for the benefit of another Group.
49    The Disclosure Material includes true, complete and accurate copies of each Lease to which a Group Member is a party.
50    Each Lease is registered (if required to be registered in the jurisdiction where the Leasehold Property is located), is legally valid and subsisting and binding on any registered mortgagee of the freehold and no Group Member has granted any sub lease, licence or exclusive or shared right to occupy or use any part of the leased premises.
51    No Group Member has agreed to an assignment, variation, surrender or termination of any Lease which has not been disclosed as at the date of this Agreement.
52    No Group Member has any freehold or leasehold interest in any land except for the Leasehold Properties.
53    The relevant Group Member has exclusive occupation and quiet enjoyment of the relevant Leasehold Property.
54    All buildings or other improvements on the Leasehold Properties are in such condition and state of repair as to be substantially fit for the purpose for which they are used by the Group Members.
55    No Group Member has received:
(a)    any notice to vacate or notice to quit from any third party pursuant to the Leases; or
(b)    any notice from a Governmental Agency related to any of the Leasehold Properties that will, or would reasonably be likely to, adversely affect the exclusive occupation and quiet enjoyment of the Leasehold Properties by the relevant Group Members.
56    So far as the Vendor is aware, as at the date of this Agreement there is no event, circumstance or dispute (whether actual or threatened in writing), and no proposals have been made, or are intended to be made by a Governmental Agency which might reasonably be expected to adversely affect:
(a)    the exclusive occupation and quiet enjoyment of the Leasehold Properties by the relevant Group Members; or
(b)    the enforcement by the Group Members of any rights and entitlements as owner or lessee of any Leasehold Property.

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57    No Group Member is in default under or in breach of any Lease, and all rent, outgoings, rates and other amounts payable in respect of each Leasehold Property has been paid by the relevant Group Member.
58    Each material consent required under any legislation for any development or use carried out by the Group Members on any Property has been properly obtained. All conditions or restrictions imposed in any such consent have been observed and performed in all material respects.
59    There are no make good obligations at any Leasehold Premises that should have been performed at or before the date of this Agreement and have not been.
60    So far as the Vendor is aware, there are no factors affecting any of the Leasehold Properties that will give rise to any material liability for any Group Member under any environmental laws.
Intellectual Property
61    Schedule 8 contains a complete and accurate list of all Business Intellectual Property of which a Group Member is the registered proprietor or for which application has been made by a Group Member.
62    Details of all material Intellectual Property Rights used by any Group Member (including registrations and applications for registration of such Intellectual Property Rights), all material written or unwritten licences of Intellectual Property Rights granted to or by any Group Member and all material domain names and business names registered, licensed or otherwise used by any Group Member are included in the Disclosure Material.
63    A Group Member is the sole legal and beneficial owner of all Business Intellectual Property, free from encumbrances and Third Party rights.
64    No person other than the Group Members have any right to use, or any interest in, or may benefit from any Business Intellectual Property.
65    All Intellectual Property Rights owned by a third party that are used by any Group Member are licensed under the ACM Licence.
66    The Business Intellectual Property Rights and the Intellectual Property Rights licensed under the ACM Licence are all the Intellectual Property Rights necessary for the conduct of the Business as carried on immediately before Completion.
67    As at the date of this Agreement, no person has given written notice to any Group Member alleging any material breach or infringement by the Group in respect of any Intellectual Property Rights that are used by the Group, and the Vendor is unaware of any facts or circumstances that may give rise to such breach or infringement.
68    So far as the Vendor is aware, no person is infringing or has infringed any Business Intellectual Property.
69    No oppositions, cancellation actions, proceedings, claims or complaints have been brought or threatened by any Third Party or any governmental agency in relation to the Business Intellectual Property.
70    No Group Member has granted any right to use or any interest in any Business Intellectual Property and no Group Member is obliged to grant any such a right.
71    The conduct of the Business does not breach or infringe any Intellectual Property Rights or moral rights of any Third Party.
72    A Group Member is the sole registrant of all domain names listed in Schedule 8, and all domain names used in the Business are listed in Schedule 8.

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73    No Group Member carries on business under any name other than its corporate name of the business name registrations listed in Schedule 8.
74    All employment, services or consultancy agreements to which a Group Member is a party stipulate that any Intellectual Property Rights developed by the counterparty during the course of their employment or engagement with the Group Member, is exclusively owned by the relevant Group Member, and as at Completion all such Intellectual Property Rights have been assigned to the relevant Group Member.
75    The Group and Vendor have kept confidential all confidential information of the Group and no confidential information of the Group has been disclosed or made available to any third party, except in the ordinary course of business and subject to a binding obligation of confidentiality on the part of the recipient.
76    No Group Member has entered into any confidentiality or other agreement, or is subject to any obligation, that restricts the free use or disclosure of any information used by the Group in connection with the Business.
77    For the purposes of warranties 75 and 76, ‘confidential information’ of the Group includes all databases, source codes, methodologies, manuals, artwork, trade secrets, and all financial, accounting, sales and operating information, marketing, strategy and technical plans and information, child, customer and supplier lists, costs and pricing information, know how, technology, operating procedures and other information of a confidential nature, used by or relating to the Business.
Information Technology
78    The information technology and telecommunications systems, hardware and software owned or used by the Group in the conduct of the Business as at the date of this agreement (Systems) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion.
79    All Systems are either owned or validly licensed for use by, and are under the control of, a Group Member.
80    No Systems, Business Records or Personal Information of the Group have been subject of:
(a)    any unauthorised access (including hacking, ransomware and other similar events), use, disclosure or loss; or
(b)    any action that prevents the Group from accessing the Systems, Business Records, Personal Information on either a temporary or permanent basis;
in either case, whether involving any officer, employee, or contractor of the Group or any other person, in the 12 months prior to the date of this document.
81    The handling of Personal Information by the Group has been consistent in all material respects with all representations included in privacy policies and privacy statements that apply to the Group, and all representations made by those privacy policies and privacy statements.
82    The Group has complied in all material respects with applicable Privacy Laws.
83    The Group holds all consents in relation to Personal Information that are necessary to conduct the Business in the manner that it is conducted prior to Completion.
84    The Group has reasonable technical and operational safeguards in place to protect Personal Information in its possession or control from unauthorised access, use, modification, interference or disclosure by third persons.

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85    There are no unresolved complaints or privacy breaches relating to unauthorised access, loss or disclosure of Personal Information that occurred in the 12 months prior to the date of this agreement about any Personal Information in the possession or control of the Group.
86    Except as disclosed in a privacy policy of the Group, the Group does not transfer any Personal Information outside Australia.
Employees
87    The Disclosure Material includes a list of all of the Employees employed by the Group as at 31 January 2022 and the details, including remuneration package (including bonuses, profit share, and employee incentive plan entitlements), applicable allowances, redundancy and termination entitlements and details of leave (including long service leave, annual leave and personal/carer’s leave) and other entitlements, are correct.
88    No Group Member is under, nor will it assume before Completion, any liability (or increase in liability) to any Employee for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to annual, long service or personal leave.
89    As at the date of this document, no Employee (or, director or contractor, or former employee, director or contractor, of a Group Member) is, or may become, entitled to any bonus, compensation, payment or other benefit which is triggered by the execution of or completion of this document.
90    So far as the Vendor is aware, each contract entered into by a Group Member with an Employee is enforceable against the parties to it and as at the date of this Agreement there is no party in material breach of, or default under, any such contract.
91    As at the date of this Agreement, no Group Member has been involved in any dispute with any union or Employee at any time within the 6 months preceding the date of this agreement that will, or would reasonably be likely to, have a material adverse effect on the Group.
92    As at the date of this Agreement there is no current or threatened dispute involving a Group Member with any union, Employee, former employee, contractor or former contractor that remains unresolved and the Group has no knowledge of any circumstances that will, or would reasonably be likely to, give rise to any such dispute.
93    No Group Member has been involved in any material dispute with any Employees, union, former employees, contractors or former contractor at any time within the 5 years preceding the date of this agreement and there are no circumstances likely to give rise to any such dispute.
94    As at the date of this Agreement, no unresolved claim has been made, nor has a Group Member received written notice of any potential claim, by or on behalf of any Employee, former employee, contractor or former contractor against a Group Member.
95    As at the date of this Agreement no Employee has made a worker’s compensation claim that remains unresolved and, so far as the Vendor is aware, there are no potential workers compensation claims.
96    Each Group Member:
(a)    has workers compensation insurance in place;
(b)    has paid its workers compensation insurance up to date;
(c)    has not experienced an increase in its workers compensation insurance premium over the last 3 years; and
(d)    has not been subject to an external audit by the workers compensation Workers Compensation Insurance Authority in the last 3 years.

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97    There is no current or, so far as the Vendor is aware, threatened investigation, notice, compliance or improvement notice or prosecution of any Group Member under workplace health and safety laws and so far as the Vendor is aware, there are no facts, matters or circumstances which may give rise to any such investigation, notice or proceeding.
98    The Disclosure Material contains full details of all notices, compliance or improvement notices, prosecutions and fines received by the Group in respect of any breach or alleged breach of workplace health and safety laws or standards within a period of 6 years prior to the date of this document.
99    No Group Member:
(a)    has been subject to a Work Safety Authority inspection in the last 3 years;
(b)    has received an improvement notice or prohibition notice from the Work Safety Authority in respect of work health and safety; and
(c)    is currently subject to an investigation or prosecution by the Work Safety Authority.
100    Each Group Member materially complies with all employment related obligations under employment contracts, industrial instruments (including enterprise agreements and modern awards), statutes and otherwise at law that apply to the Employees and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it. This warranty also applies to former employees.
101    The Disclosure Material contains full details of all correspondence, agreements, arrangements, undertakings and understandings with or to any workplace regulator or authority (including the Fair Work Ombudsman) in connection with the Group’s alleged or actual non-compliance with Australian employment laws.
102    As at the date of this Agreement, no Group Member has received any notice of any material breach by any Group Member of its legal or contractual obligations concerning the employment of any of the Employees.
103    No Group Member is a party to any workplace agreement with a trade union or industrial organisation, group of employees or individual employees in respect of the Employees and their employment and no industrial awards or workplace agreements apply to any Employees Group Member except as disclosed in the Disclosure Materials.
104    Each Group Member has complied in all material respects with its obligations to make superannuation contributions which it is obliged to make on behalf of the Employees.
105    No Group Member contributes to, nor has any obligation to contribute to, a defined benefits fund in respect of any Employee.
106    No contractor currently or previously engaged by a Group Member (nor any of the personnel of an independent contractor) is or was an employee of any Group Member (or is or was entitled to be treated as one) at law whilst engaged as a contractor by the Group.
107    There is no existing or, so far as the Vendor is aware, threatened, pending or anticipated investigation by any regulator or authority, or claim by an independent contractor, against a Group Member in relation to an allegation that an independent contractor was not properly characterised as such.
108    Each Group Member has materially complied with all laws in relation to any persons currently or formerly engaged by a Group Member as an independent contractor, including laws relating to tax and superannuation and, so far as the Vendor is aware, no Group Member is in breach of any agreement, arrangement or understanding with any person currently or formerly engaged as an independent contractor.

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109    No person currently or previously engaged by a Group Member as a casual employee is or was in fact a permanent employee of any Group Member (or is or was entitled to be treated as one).
110    There is no existing or, so far as the Vendor is aware, threatened, pending or anticipated investigation by any regulator or authority, or claim by a casual employee, against a Group Member in relation to an allegation that the casual employee was not properly characterised as such.
111    Each Group Member has materially complied with all laws in relation to any persons currently or formerly engaged by a Group Member as a casual employee, and, so far as the Vendor is aware, no Group Member is in breach of any agreement, arrangement or understanding with any person currently or formerly engaged as a casual employee.
Compliance with laws
112    The Group has all Approvals that are necessary to conduct the Business as it is being carried on at the date of this Agreement and has paid all fees due in relation to them and each of those Approvals is valid.
113    Each Group Member has complied in all material respects with all applicable laws, administrative requirements and Approvals.
114    No Group Member has received any written notice from a Governmental Agency advising it that it has not complied with any applicable law or Approval.
115    No Group Member has done or omitted to do, nor is the Vendor aware of, any act or thing that might prejudice the continuance, renewal, issue or extension of any Approval after Completion.
116    The Group has complied with, and continues to be in compliance with, with the terms of all funding arrangements, grants, subsidies and similar arrangements, with or provided by a government entity.
117    No Group Member is subject to any investigation or enquiry by any Governmental Agency and none is pending or threatened by written notice and so far as the Vendor is aware, no circumstances exist that might reasonably be expected to give rise to such an investigation or enquiry.
Litigation
118    No Group Member is engaged in any litigation, mediation, arbitration or other dispute resolution process or criminal, administrative or governmental proceeding, and, no such action is threatened by written notice.
119    There are no unsatisfied or outstanding orders, settlements, judgments, awards, fines, determinations or enforcement undertakings against any Group Member.
Insurance
120    Each Group Member is, and has at all material times been, covered by valid insurance, in compliance with applicable laws and, so far as the Vendor is aware, written agreements which require it to effect any insurance.
121    The insurance cover relating to the Group or the Business disclosed in the Disclosure Materials is current and in force and all applicable premiums have been paid and, so far as the Vendor is aware, as at the date of this Agreement no fact or circumstance exists that would render any such insurance void or unenforceable in any material respect or that would permit an insurer to cancel the policy or materially reduce a claim or materially increase the premiums payable, and there are no claims outstanding in relation to such cover.

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Business Records
122    All Business Records (which for the avoidance of doubt excludes the Accounts and any tax records):
(a)    are complete, accurate and up-to-date in all material respects; and
(b)    have been properly maintained by, and are in the possession or under the custody or control of, the Group, in each case, in accordance with applicable law in all material respects.
123    Each material document or filing that is required by law to have been delivered or made to any Governmental Agency by a Group Member has been duly delivered or made.
Tax warranties
124    All Tax which has been assessed or imposed by a Taxation Authority in respect of the Group Members prior to Completion has been duly paid or provisioned for in the Completion Statement;
125    All amounts required by any Tax law to be withheld by any Group Member at source have been correctly withheld and accounted for to the proper Taxation Authority;
126    All returns which are or have been required to be lodged by or on behalf of any Group Member for any Tax purpose:
(a)    have been lodged within the requisite periods and on a proper basis and are up-to-date and in all material respects correct; and
(b)    none of them is or is expected to be the subject of any dispute with or investigation by any Taxation Authority;
127    No Group Member has paid or become liable to pay any material interest, penalty, surcharge or fine relating to Tax;
128    No Group Member has been subject to or is currently subject to any non routine investigation or audit by any Taxation Authority;
129    Each Group Member that is required to be registered for GST is duly registered for GST;
130    No Group Member has claimed any material GST input tax credits or reduced input tax credits to which it is not entitled and all credits have been claimed in the correct tax period;
131    All documents, instruments, contracts, agreements, deeds or transactions which are liable to stamp duty, or necessary to establish the title of each Group Member to an asset, have had stamp duties paid in full; and
132    Each Group Member that is incorporated in Australia is a member of the Australian Income Tax consolidated group for which the Company is the head company.
133    The commercial debt forgiveness rules contained in Division 245 of the Tax Act (or its predecessor provisions in schedule 2C of the Tax Act) have not applied (and will not apply) in relation to any transaction, act or omission of any Group Member occurring or arising on or before Completion which resulted in a net forgiven amount.
134    No Group Member has been a party to or otherwise involved in any transactions to which any tax avoidance or tax integrity provision or any other similar general anti avoidance provisions in a Tax Law can apply (including, but not limited to, Part IVA of the Tax Act or Division 165 of the GST Act).
135    Deductions for depreciation or allowances (including under Division 40 or Division 43 of the Tax Act and Subdivision 328-D of the Tax Act and Subdivision 40-BB of the Income Tax (Transitional

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Provisions) Act 1997 (Cth) in respect of assets owned by any Group Member are properly deductible under the Tax Law and accurate records have been kept and are in the possession of the relevant Company.
136    Elections made by any Group Member to make an Accelerated Depreciation Measure Opt Out Choice or a Temporary Full Expensing Measure Opt Out Choice in respect of any return relating to Pre-Completion period have been made on a proper basis and are valid.
137    No reconstruction relief has been claimed and there will be no clawback as a result of this Agreement.
138    No act or omission of any Group Member at or before Completion will cause any Group Member to be liable for franking tax after Completion.
139    There will not be any franking debit to the Company’s franking account after Completion that relates to a transaction or arrangement entered into at or before Completion.
140    Any pre-completion dividends (including the Permitted Dividend) are franked to the maximum extent permitted by Tax Law.
141    Each Group Member is a solely tax resident in Australia.
142    the office of public officer as required under any Tax Law for the Group Members has always been occupied.
143    No Group Member has elected tax rollover or capital gains tax relief in relation to any asset held at Completion.
144    The Company does not have a tainted share capital account or taken any action that might cause its share capital account to become a tainted share capital account or made any election at any time to untaint its share capital account.
145    The Company has at all times applied the payroll tax-free annual threshold in accordance with Tax Law.
146    Each Group Member has paid on the relevant due date for payment, any amount payable by that Group Member to a Governmental Agency in respect of the JobKeeper Scheme; and otherwise complied with all requirements of the JobKeeper Scheme which are applicable to it.
Information
147    The information relating to the Group and the Business contained in the Disclosure Materials has been prepared in good faith and is accurate in all material respects. The Vendor has not included any such information in the Disclosure Materials that it is aware is misleading in any material respect, and no such information has been omitted from the Disclosure Materials that would render the Disclosure Materials misleading in any material respect.
148     The Vendor is not aware of any materially adverse information relating to the Business that has not been made available to the Purchaser before the date of this agreement.

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Schedule 2
Purchaser's and Guarantor's Warranties
PART A: PURCHASER WARRANTIES
Incorporation and Existence
1    The Purchaser is duly incorporated and validly exists under the law of its place of incorporation.
2    The Purchaser is not insolvent and no receiver has been appointed over any part of the assets of the Purchaser, and no such appointment has been threatened in writing.
3    The Purchaser is not in liquidation and no proceedings have been brought or threatened in writing for the purpose of winding up the Purchaser.
4    The Purchaser has not entered into any written arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.
5    The Purchaser is not (or is not taken under applicable legislation to be) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts.
6    The execution and delivery of this Agreement and the W&I Insurance Policy (each a Transaction Document) has been properly authorised by all necessary corporate action of the Purchaser.
7    The Purchaser has full corporate power and lawful authority to execute and deliver each Transaction Document, and to consummate and perform or cause to be performed its obligations under the Transaction Documents and each transaction contemplated by the Transaction Documents to be performed by it.
8    Each Transaction Document constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms by appropriate legal remedy.
9    The execution, delivery and performance by the Purchaser of each Transaction Document and each transaction contemplated by each Transaction Document, does not or will not contravene, conflict with or result in a breach of or default under:
(a)    any provision of its constitution;
(b)    any material term or provision of any security arrangement, undertaking, agreement or deed; or
(c)    any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.
No Third Party Beneficiary
10    The Purchaser enters into and performs this Agreement on its own account and not as trustee or nominee of any other person.
Funding Commitments
11    As at Completion, the Purchaser has in place and available to it either (or in combination) sufficient debt funding arrangements or cash to meet all of its payment obligations under this Agreement.

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PART B: GUARANTOR WARRANTIES
Incorporation and Existence
1    The Guarantor is duly incorporated and validly exists under the law of its place of incorporation.
2    The Guarantor is not insolvent and no receiver has been appointed over any part of the assets of the Guarantor, and no such appointment has been threatened in writing.
3    The Guarantor is not in liquidation and no proceedings have been brought or threatened in writing for the purpose of winding up the Purchaser.
4    The Guarantor has not entered into any written arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.
5    The Guarantor is not (or is not taken under applicable legislation to be) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts.
6    The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Guarantor.
7    The Guarantor has full corporate power and lawful authority to execute and deliver this Agreement, and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by it.
8    This Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms by appropriate legal remedy.
9    The execution, delivery and performance by the Guarantor of this Agreement and each transaction contemplated by this Agreement, does not or will not contravene, conflict with or result in a breach of or default under:
(a)    any provision of its constitution;
(b)    any material term or provision of any security arrangement, undertaking, agreement or deed; or
(c)    any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.
No Third Party Beneficiary
10    The Guarantor enters into and performs this Agreement on its own account and not as trustee or nominee of any other person.

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Schedule 3
Accounting Principles
1    General
The Completion Statement must be prepared in accordance with, in order of precedence (and for the avoidance of doubt paragraph (a) shall take precedence over paragraphs (b) and (c), and paragraph (b) shall take precedence over paragraph (c)):
(a)    the specific principles, policies, procedures and categorisations set out in section 2 of this Schedule 3;
(b)    to the extent an item is not covered by the principles, policies and procedures referred to in section 1(a) of this Schedule 3, in a manner consistent with the principles, policies and procedures as were actually used in the preparation of the Accounts (including consistency in relation to the exercise of accounting discretion and judgement); and
(c)    to the extent an item is not covered by the principles, policies and procedures referred to in sections 1(a), 1(b) of this Schedule 3, in accordance with the Accounting Standards in force as at the Accounts Date.
2    Specific principles, policies and procedures
(a)    The Completion Statement will be prepared using the information extracted from the accounting records of the Group and in accordance with those specific procedures that would be adopted at a financial year end, including detailed analysis of accruals and prepayments and cut-off procedures.
(b)    The Completion Statement will be drawn up as at the Effective Time. No account will be taken of events taking place after the Effective Time and regard will only be given to information arising after the Effective Time up to the date that the draft Completion Statement are delivered by the Purchaser to the Vendor (the Cut-Off Time).
(c)    The Completion Statement will be prepared on the basis that the Group is a going concern, on a ‘business as usual’ basis and on the assumption that the Group has not undergone a change of ownership. No change in the valuation of assets and liabilities arising as a result of Completion and the consequential change of control of the Group will be reflected in the Completion Statement, including any effect as a result of aligning any accounting policies of the Group with those of the Purchaser.
(d)    No adjustment, provision, charge, reserve or write off will be included in the Completion Statement in respect of any costs, liabilities or charges incurred after the Effective Time:
(i)    as a consequence of the change of ownership of the Group;
(ii)    arising from any change in strategy, direction or priority in relation to the business of the Group which results from a change of ownership of the Group; or
(iii)    in respect of any reorganisation, restructuring of the Group or any of its assets or any undertakings or obligations by any person after Completion.
(e)    No amounts in relation to those line items included under the heading “Other” in Part A of Schedule 4 will be included in the Completion Net Debt Amount, the Completion Working Capital Amount, the Estimated Net Debt Amount or the Estimated Working Capital Amount.
(f)    Balances between Group Members will be reconciled and eliminated. Any unreconciled assets will be written off and any unreconciled liabilities will be released.

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(g)    The provisions of this Schedule 3 and of Schedule 4 will be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Statement.
(h)    No funds flow arising from Completion shall be included in any calculation relevant to the preparation of the Completion Accounts.
(i)    No asset shall be included in respect of capitalised debt issue costs, loan arrangement fees or deferred borrowing costs.
(j)    Any provisions for long service leave to be included in the Completion Statement will be calculated applying the same methodologies and assumptions (including with respect to the application and calculation of on-costs, discount rates and probability factors) used in the preparation of the Accounts.
(k)    Any provisions for annual leave to be included in the Completion Statement will be calculated applying the same methodologies and assumptions (including with respect to the application and calculation of on-costs and leave loading) used in the preparation of the Accounts.
(l)    The Completion Statement will include a full accrual in respect of any unpaid salaries and wages (including termination or redundancy payments if any, or other entitlements which an Employee is entitled to), including with respect to any bonuses which employees are contractually entitled to prior to the Effective Time in respect of any bonus scheme introduced and communicated to the relevant employees prior to the Effective Time. In each case, including an accrual for relevant leave loading and on-costs including but not limited to superannuation, payroll tax and workers compensation. No provision or accrual will be included in the Completion Statement in respect of any bonus scheme except where that scheme was introduced prior to Completion. Bonus accruals in respect of bonus scheme periods which bridge the Effective Time will be calculated on a pro-rata basis, based on the performance against the bonus target up to the Effective Time.
(m)    For the purposes of the Completion Statement, the Effective Time will be treated as the end of a Tax accounting period.
(n)    The Completion Statement will be prepared on the basis that the income Tax provision included in the Completion Statement will be limited to amounts which, as at the Effective Time are accrued, due or payable less any payments on account of such income Tax made in respect of the period prior to the Effective Time or amounts receivable in relation to income Tax already paid, to the extent consistent with the same accounting principles, policies, procedures, practices, categorisations, definitions, methods, and estimation techniques (including in respect of the exercise of management judgment) adopted in the Accounts, applied on a consistent basis provided in all cases consistent with Tax law in force at Completion.
(o)    The income Tax provision included in the Completion Statement will be calculated:
(i)    on the basis that the Target and Group makes an Accelerated Depreciation Measure Opt Out Choice and a Temporary Full Expensing Measure Opt Out Choice in respect of the relevant assets (as applicable); and
(ii)    on the basis that there will be no double-counting of any Tax (or Tax related) amounts separately factored into the Completion Payment or Purchase Price, including (but not limited to) tax deductions factored into the amount of the Transaction Bonuses and Market Street Exit Payment included in the calculation of the Completion Payment and Purchase Price (i.e. 80% of the gross amount rather than 100% of the gross amount). Such Tax (or Tax related) amounts will

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not be included in the calculation of the income Tax provision included in the Completion Statement.
(p)    GST receivables balances (within the Completion Working Capital Amount) will not include any input tax credits in relation to any unpaid Transaction Costs at the Effective Time.
(q)    To the extent that a new GL account (other than those listed in Part A Schedule 4) is introduced in respect of the period before Completion, the Purchaser and the Vendors will negotiate in good faith to determine whether or not that asset or liability forms part of or comprise Completion Working Capital Amount or Completion Net Debt Amount or is excluded.
(r)    Notwithstanding any other provision of this Schedule 3, the Completion Statement will exclude amounts in relation to the following:
(i)    deferred tax assets and deferred tax liabilities;
(ii)    accruals or provisions for sick, personal or carers leave;
(iii)    any provision or accrual for lease liabilities in accordance with AASB 16;
(iv)    any make good, onerous lease, remediation or dilapidation provisions;
(v)    any amount for any contingent liability (as defined in accordance with AASB 137), or any part of any contingent liability;
(vi)    any costs incurred by the Purchaser (or, after Completion, the Group) or charged by the Purchaser to any Group Company in connection with the Transaction and any other transaction provided under this document or any other Transaction Document.
(s)    For the avoidance of doubt, in the event of any conflict between the list of ledger accounts set out in Part A of Schedule 4 and any other provisions of this agreement (including either the definitions or the accounting policies set out in clauses 2(a) to 2(n) of this Schedule 3), the other provisions of this agreement will take precedence.

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Schedule 4
Part A – Form of Completion Statement
Part B – Form of Estimated Completion Statement

Schedule 5
Leasehold Property

Schedule 6
Group Members

Schedule 7
Bank Guarantees

Schedule 8
Business Intellectual Property

Schedule 9
Campuses

Schedule 10
Structure Diagram

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Executed as an agreement.

Purchaser
Executed by BlueTang OpCo Pty Ltd by
sign here ►	/s/ John G. Casagrande	sign here ►	/s/ Elizabeth J. Boland
	Company Secretary/Director		Director
print name	John G. Casagrande	print name	Elizabeth J. Boland

Guarantor
Executed by Bright Horizons Family Solutions LLC By
sign here ►	/s/ Elizabeth J. Boland
Authorised signatory
print name	Elizabeth J. Boland

Vendor
Executed by Nemo (BC) Cayman, LP By: BCPE Nemo GP LLC, its general partner
sign here ►	/s/ David Gross-Loh
Authorised signatory
print name	David Gross-Loh

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